                                                Filed Pursuant To Rule 424(b)(4)
                                                      Registration No. 333-75555

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PROSPECTUS
MAY 7, 1999
                                 [PENTON LOGO]

                               PENTON MEDIA, INC.
                        6,500,000 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------

PENTON:

- We are a leading business media company providing industry-focused publications, trade shows and conferences and Web sites.

- Penton Media, Inc.
  1100 Superior Avenue
  Cleveland, Ohio 44114
  (216) 696-7000

- NYSE SYMBOL:  PME
THE OFFERING:

- Penton is offering 6,250,000 of the shares and existing stockholders are offering 250,000 of the shares.

- The underwriters have an option to purchase an additional 180,000 shares from Penton and 795,000 shares from existing stockholders to cover over-allotments.

- There is an existing trading market for these shares. The reported last sales price on May 6, 1999 was $20.00 per share.

- Penton plans to use the proceeds from the offering to repay debt and for general corporate purposes, including acquisitions. Penton will not receive any proceeds from the shares sold by the selling stockholders.

- Closing: May 12, 1999.

-------------------------------------------------------------------------------
                                                     Per Share        Total
-------------------------------------------------------------------------------
Public offering price:                               $    19.50    $126,750,000
Underwriting fees:                                   $     0.92    $  5,980,000
Proceeds to Penton:                                  $    18.58    $116,125,000
Proceeds to selling stockholders:                    $    18.58    $  4,645,000
-------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                          Joint Book-Running Managers

DONALDSON, LUFKIN & JENRETTE                                SALOMON SMITH BARNEY
                            ------------------------
BEAR, STEARNS & CO. INC.                                     MERRILL LYNCH & CO.

             The undersigned is facilitating Internet distribution.

                                 DLJDIRECT INC.

                                  Smart Media
                                   [graphic]

                       [graphic from floor of trade show]
In Person
Penton produces 118 trade shows and conferences worldwide, including Internet World, a leading Internet business and technology event.

In Print
Penton publishes 50 specialized trade magazines that link buyers and sellers in the industries we serve.
                          [graphic of trade magazines]

                        [graphic of page from web site]
Online
Penton offers a broad range of electronic media, including 42 Web sites and other customized online products.

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................     1
Risk Factors...............................     8
Use of Proceeds............................    13
Price Range of Common Stock and Dividend
  Policy...................................    13
Capitalization.............................    14
Selected Historical Financial
  Information..............................    15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    16
Business...................................    25

                                             PAGE
                                             ----
Management.................................    39
Principal and Selling Stockholders.........    43
United States Federal Income Tax
  Considerations to Non-U.S. Holders.......    46
Underwriting...............................    49
Legal Matters..............................    51
Experts....................................    51
Where You Can Find More Information........    52
Index to Financial Statements..............   F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed business information and the financial statements and related notes that appear elsewhere in this prospectus and in the documents that we incorporate by reference into this prospectus. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the "Where You Can Find More Information" section of this prospectus. Market and industry data used in this prospectus are based on independent industry publications, other publicly available information or the good faith belief of our management. Although we believe that these sources are reliable, the accuracy and completeness of the information is not guaranteed and has not been independently verified. Our logo and some of the titles and logos of our publications and media services referred to in this prospectus are trademarks of Penton Media, Inc. Each trade name, trademark or service mark of any other company appearing in this prospectus is the property of its holder. The information contained in this prospectus assumes that the underwriters do not exercise the over-allotment option.

                                  PENTON MEDIA

OUR BUSINESS

     We are a leading business media company. We provide media products that deliver proprietary business information to owners, operators, managers and professionals in the industries we serve. Through these products, we offer industry suppliers multiple ways to reach their customers and prospects. Our products include 50 specialized trade magazines, 118 trade shows and conferences, 42 Web sites and other electronic media products. We have an experienced management team with an average of 24 years in the media industry. For the year ended December 31, 1998, our pro forma revenues were $303.8 million and our pro forma EBITDA was $63.5 million.

     We believe we have leading media products in each of the ten industry sectors we serve. We publish Electronic Design and Machine Design, two of the top ten trade magazines in the United States in 1997 based on advertising revenues, according to Advertising Age magazine. We also produce Spring Internet World, the fastest growing trade show in the United States in 1997 based on net exhibit space, according to the 1998 Tradeshow Week 200 directory. We are structured along industry rather than product lines. This enables us to promote our related group of products, including publications, trade shows and conferences and Web sites, to our more than 16,000 customers.

     Since our founding in 1892, we have grown from an industrial trade magazine publishing company into a leading business media company serving a range of industrial, service and technology markets. We have successfully introduced many new products in the industries we serve. We also have acquired six companies since January 1997, which accounted for $98.4 million in pro forma revenues in 1998. These acquisitions and product launches have diversified our operations by:

          - strengthening our presence in our existing markets;

          - providing us entry into new, growing markets;

          - expanding our presence in higher-margin trade shows and conferences; and

          - increasing our international product offerings.

In 1998, 66.1% of our pro forma revenues were from publications, 25.6% were from trade shows and conferences and 8.3% were from other sources.

     We became an independent company as a result of our spinoff from Pittway Corporation in August 1998. Our independence has enabled us to focus on building our business through acquisitions and internal growth. This offering of our common stock will help us reduce our debt, providing us with resources to pursue our growth strategy. This offering will also increase the number of our shares of common stock available for trading by investors.

OUR INDUSTRY

     The business-to-business communications industry is one of the largest and fastest growing segments of the media industry. Veronis, Suhler & Associates reports that our market is larger than radio broadcasting, outdoor media, consumer book publishing and consumer magazine publishing, based on projected spending in 1998. In addition, Veronis, Suhler & Associates projects that the business-to-business communications industry will experience an 8.9% compound annual growth rate through 2002 and will surpass $26.0 billion in revenue by 2002. Over the same period, Veronis, Suhler & Associates forecasts that business magazine revenues will grow annually at a rate of 8.0% and trade show revenues at a rate of 10.1%.

     The business-to-business communications industry is highly fragmented. There are about:

     - 1,500 publishing companies, according to the American Business Press;

     - 5,000 trade magazine titles, according to Oxbridge Communications; and

     - 3,900 trade shows in the United States and Canada produced by more than 2,100 independent companies and industry associations, according to the 1999 Tradeshow Week Data Book and Veronis, Suhler & Associates, respectively.

OUR PRODUCTS AND SERVICES

     Publications. We are one of the largest specialized trade magazine publishers in the United States, according to the American Business Press. In 1998, our publications represented about $200.7 million of our pro forma revenues and about $30.9 million of our pro forma EBITDA.

     - We publish 50 specialized trade magazines and 32 directories and buyer's guides.

     - 27 of our magazines serve industry segments that are measured by audit services; of these, 24 are ranked either #1 or #2 in their industry segment.

     - We publish Electronic Design and Machine Design, two of the top ten trade magazines in the United States in 1997 based on advertising revenues, according to Advertising Age magazine.

     Trade Shows and Conferences. We have significantly expanded our trade show and conference business in recent years. In 1998, our trade shows and conferences represented about $77.7 million of our pro forma revenues and about $29.1 million of our pro forma EBITDA.

     - We produce 118 trade shows and conferences worldwide.

     - Our revenues from trade shows and conferences increased to 26.0% of our pro forma revenues in 1998 from 2.8% of revenues in 1996.

     - We produce Spring Internet World, the fastest growing trade show in the United States in 1997 based on net exhibit space, according to the 1998 Tradeshow Week 200 directory.

     Electronic Media. With the growing business use of the Internet, we have expanded our product offerings to include Web sites. These sites offer proprietary content, targeted advertising, publication subscriber services and trade show and conference information and registration. Electronic media products are a growing part of our business and represented less than 1.0% of our revenues in 1998.

     - We produce 42 Web sites that collectively receive about 3.0 million page views per month.

     - We provide editorial content and statistics, directories and product selection information in electronic format.

     Other. We also offer our customers printing and direct mail marketing services. In 1998, our printing and direct mail marketing services represented about $25.4 million of our pro forma revenues and about $3.4 million of our pro forma EBITDA.

     - Our printing press produces nearly all of our magazines and about 30 titles for other publishers.

     - Our Curtin & Pease/Peneco subsidiary provides direct mail marketing services and advertising/promotion services primarily to the pharmaceutical, healthcare and business services markets.

     - On February 11, 1999, we announced plans to explore strategic alternatives with respect to our printing press that would allow us to more closely focus on our principal businesses. We had previously announced similar plans with respect to our direct mail marketing services.

OUR INDUSTRIES

     The ten industries we serve are set forth below.

                                                                                                         % OF 1998
                                                               TRADE SHOWS                               PRO FORMA
           INDUSTRY                  PUBLICATION(S)          AND CONFERENCES           WEB SITES          REVENUE
------------------------------  -------------------------  --------------------  ----------------------  ---------
 1. Internet                    Internet World             Internet World        iw.com                      24%
                                Boardwatch                 ISPCON                boardwatch.com
 2. Design/Engineering          Machine Design             A/E/C SYSTEMS         machinedesign.com           16
                                Computer-Aided             IMET                  pdem.net
                                Engineering
 3. Electronics                 Electronic Design          Wireless Symposium/   elecdesign.com              16
                                EE Product News            Portable by Design    eepn.com
                                Microwaves & RF                                  wirelessportable.com
 4. Manufacturing               American Machinist         Computers in          cimshow.co.uk               14
                                New Equipment Digest       Manufacturing         newequipment.com
 5. Food/Retail/Hospitality     Restaurant Hospitality     Kids Marketing        lhonline.com                 8
                                Modern Baking              Conference
 6. Management                  IndustryWeek               IW's Best Plants      industryweek.com             6
                                IW Growing Companies       Conferences           iwgc.com
 7. Supply Chain/Aviation       Transportation &           Supply Chain Expo     atwonline.com                6
                                Distribution                                     mhesource.com
                                Air Transport World
 8. Government/Compliance       Government Product News    Champions of Safety   gpn-online.com               4
                                Occupational Hazards       Conference            ohinteractive.com
 9. Mechanical Systems/         Contracting Business       HVAC Comfortech       contractingbusiness.com      4
     Construction                                          Show                  hpac.com
10. Leisure                                                International                                      2
                                                           Leisure
                                                           Industry Week

OUR GROWTH STRATEGY

     Our objective is to be the leading business media company in the industries we serve. To achieve this objective, we intend to:

     - strengthen our market positions by introducing new products and acquiring related media businesses;

     - expand our trade show and conference business;

     - acquire leading positions in new, growing markets;

     - expand market positions globally; and

     - develop Web sites that capture growing Internet business spending.

RECENT DEVELOPMENTS

     On March 23, 1999, we entered into a non-binding letter of intent to acquire a business media company. The letter of intent provides for an aggregate purchase price of $80.0 million, to be paid at closing half in cash and half in our common stock, based on the price at which we sell stock in this offering, and a contingent payment of up to $15.0 million. The contingent payment, if earned, would be paid out over the three years following the closing of the acquisition and would be earned if the operations of the business exceed specified targets in each of these years. We cannot assure you that this proposed acquisition will be consummated. The transaction is subject to a number of conditions, including, among others, the satisfactory completion of due diligence, negotiation of definitive documentation, approval by our board of directors, the completion of this offering and obtaining necessary consents from our lenders and other third parties.

     On November 24, 1998, we acquired Mecklermedia Corporation through a tender offer for $273.8 million in cash. Mecklermedia is a leading business media company serving the Internet industry. Mecklermedia produces the Internet World trade shows and Internet World magazine, targeting Internet professionals, and the ISPCON conferences and Boardwatch magazine, targeting Internet service providers. As part of this acquisition, we sold 80.1% of internet.com LLC ("internet.com") to Alan Meckler. Internet.com provides a network of Web sites for Internet professionals that allows advertisers to target specific Internet audiences. On April 15, 1999, internet.com filed a registration statement for its initial public offering. We currently own a 19.0% interest in internet.com. We also own a warrant to increase our ownership interest to 27.4%. The warrant will expire upon completion of internet.com's initial public offering, but we intend to exercise the warrant prior to its expiration. If internet.com completes its offering, our ownership percentage would decrease.

                                  THE OFFERING

Common stock offered by:
  Penton Media, Inc..........................  6,250,000 shares
  Selling stockholders.......................  250,000 shares
     Total...................................  6,500,000 shares
Common stock to be outstanding
  after the offering.........................  29,031,713 shares, based on 22,781,713 shares outstanding as of March 31, 1999. This does
                                               not include 180,000 shares we will issue if
                                               the underwriters exercise their
                                               over-allotment option, 1,111,650 shares of
                                               our common stock issuable upon vesting of
                                               deferred share awards or exercise of
                                               outstanding options under our various equity
                                               plans and shares of common stock in an
                                               aggregate amount not exceeding $1.3 million
                                               (based on current exchange rates) that may be
                                               issued pursuant to contingent convertible
                                               notes issued in connection with the
                                               acquisition of some of our United Kingdom
                                               trade shows.
Use of proceeds..............................  We intend to use the estimated net proceeds of about $115.4 million, based on an offering
                                               price of $19.50 per share, that we will
                                               receive from this offering to repay a portion
                                               of our borrowings outstanding under our
                                               existing credit agreement and for general
                                               corporate purposes, including to pay a
                                               portion of the cash consideration for our
                                               proposed acquisition. We will not receive any
                                               of the proceeds from the sale of our common
                                               stock by the selling stockholders.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following tables present our summary financial data. The summary historical statement of income data for each of the three years in the period ended December 31, 1998 and the summary balance sheet data as of December 31, 1998 have been derived from our audited consolidated financial statements and related notes, which appear elsewhere in this prospectus.

     You should read the following information together with our historical and pro forma consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

     We have presented summary unaudited pro forma statement of income data for the year ended December 31, 1998. "Pro forma as adjusted" means that we have presented the data as if we completed the following transactions on January 1, 1998, instead of later in 1998, and everything else had remained the same:

     - acquisition of Donohue Meehan Publishing and related issuance of 1,541,638 shares of our common stock;

     - acquisition of Mecklermedia Corporation and related borrowings under our credit agreement;

     - sale of an 80.1% interest in internet.com;

     - other adjustments to reflect the combined results of Penton as an independent public company; and

     - our sale of 6,250,000 shares of our common stock in this offering, and the application of the net proceeds, at an offering price of $19.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

     The summary unaudited pro forma statement of income data for the year ended December 31, 1998 has been derived from our unaudited pro forma consolidated financial statements and related notes, which appear elsewhere in this prospectus. This unaudited pro forma financial information is not intended to project our financial position or results of operations for any future period.

     You should also consider the following when reading the summary statement of income data in the tables below:

     - EBITDA is earnings from operations before interest, taxes, depreciation and amortization.

     - EBITDA margin is EBITDA divided by total revenues.

     We have included EBITDA because we believe that investors find it to be a useful tool for measuring a company's ability to generate cash. EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles. In addition, you should not consider EBITDA as a substitute for net income or net loss, as an indicator of our operating performance or cash flow or as a measure of liquidity.

     We have presented our summary balance sheet data as of December 31, 1998, as adjusted, as if our offering of 6,250,000 shares of our common stock and the application of the net proceeds had occurred on December 31, 1998 at an offering price of $19.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

                                                             YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                                                      PRO FORMA
                                                                                     AS ADJUSTED
                                                   1996        1997        1998         1998
                                                 --------    --------    --------    -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Media services...............................  $166,631    $181,109    $207,682     $ 278,398
  Printing.....................................     8,869      10,526      11,657        11,657
  Direct mail..................................    13,057      13,296      13,779        13,779
                                                 --------    --------    --------     ---------
     Total revenues............................   188,557     204,931     233,118       303,834
Operating expenses.............................   170,058     179,634     206,399       271,294
                                                 --------    --------    --------     ---------
Operating income...............................    18,499      25,297      26,719        32,540
Interest expense...............................        34         841       5,558        17,984
Other, net.....................................       (17)     (1,050)      1,028        (1,517)
Provision for income taxes.....................     7,526      10,632       9,243        12,148
                                                 --------    --------    --------     ---------
Net income.....................................  $ 10,956    $ 14,874    $ 10,890     $   3,925
                                                 ========    ========    ========     =========
Diluted earnings per share.....................  $   0.52    $   0.70    $   0.50     $    0.14
Diluted average shares outstanding.............    21,240      21,240      21,882        28,132
CASH FLOWS AND OTHER DATA:
Cash flows:
  Operating....................................  $ 20,507    $ 23,186    $ 25,749     $  37,380
  Investing, includes capital expenditures.....    (4,722)    (53,192)   (271,157)     (271,157)
  Financing....................................   (15,888)     30,854     246,993       362,343
Capital expenditures, excluding businesses
  acquired.....................................     4,822       5,450       5,775         5,775
Depreciation and amortization..................     5,911       6,551      10,720        30,917
EBITDA:
  Media services...............................    21,016      28,757      34,009        60,027
  Printing.....................................     3,415       3,763       3,144         3,144
  Direct mail..................................       (21)       (672)        286           286
                                                 --------    --------    --------     ---------
     Total EBITDA..............................    24,410      31,848      37,439        63,457
EBITDA margin..................................      12.9%       15.5%       16.1%         20.9%

                                                              AS OF DECEMBER 31, 1998
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD):
Cash........................................................  $  3,953     $ 41,628
Working capital.............................................   (20,709)      16,966
Goodwill and other intangibles..............................   387,612      387,612
Total assets................................................   479,301      516,976
Total debt..................................................   307,000      229,325
Stockholders' equity........................................    87,489      202,839

                                  RISK FACTORS

     An investment in Penton's common stock involves risk. In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the following risk factors in deciding whether to invest in our common stock.

WE DEPEND ON ADVERTISING REVENUES, WHICH DECREASE DURING ECONOMIC DOWNTURNS AND FLUCTUATE FROM PERIOD TO PERIOD.

     For the year ended December 31, 1998, about 70.0% of our revenues came from advertising. Our advertising revenues fluctuate with general economic cycles. Any material decline in advertising revenue would have a material adverse effect on our business, results of operations and financial condition. Historically, advertising revenues have increased during economic recoveries and decreased during both general economic downturns and regional economic recessions. In the event of a general economic downturn or a recession, our advertisers may reduce their advertising budgets or intensify their attempts to negotiate lower advertising rates.

     Our advertising revenues may fluctuate from period to period based on the spending patterns of our customers. Many of our large customers may concentrate their advertising expenditures around major new product launches. We cannot always know or predict when our large customers intend to launch new products. We cannot predict any related fluctuation in our advertising revenues.

IF WE ARE UNABLE TO COMPLETE ACQUISITIONS OR INTEGRATE ACQUISITIONS EFFECTIVELY, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     We intend to continue to grow in part through acquisitions. We may not be able to identify suitable candidates or make acquisitions on terms that are favorable to us. In addition, we may not be able to successfully complete any acquisitions, including our proposed acquisition of a business media company, or integrate acquisitions into our existing operations or effectively manage those businesses once integrated. If we are unable to integrate our recent or future acquisitions successfully, our business could be adversely affected.

FINANCING OF FUTURE ACQUISITIONS MAY INCREASE OUR DEBT, REDUCE OUR CASH AND ADVERSELY AFFECT OUR STOCKHOLDERS.

     We may finance future acquisitions with internally generated funds, bank borrowings, public offerings or private placements of debt securities, or through a combination of these sources. This may have the effect of increasing our debt and reducing our cash available for other purposes. In addition, although it is unlikely in the foreseeable future due to tax considerations, we could issue additional shares of our common stock as consideration for acquisitions. See "--Contingent Tax Liability Related to the Spin Off of Our Common Stock by Pittway." If we do, our stockholders may experience dilution.

ACQUISITIONS MAY DIVERT OUR MANAGEMENT'S ATTENTION AWAY FROM RUNNING OUR
COMPANY.

     Acquisitions are an important part of our business strategy. Acquisitions may require substantial attention from, and place substantial additional demands upon, our senior management. This may divert their attention from our existing businesses, making it more difficult to manage effectively. In addition, unanticipated events or liabilities relating to these acquisitions or the failure to retain key personnel could have a material adverse effect on our business, results of operations and financial condition.

THE TERMS OF OUR INDEBTEDNESS MAY RESTRICT OUR ABILITY TO PURSUE OUR GROWTH STRATEGY.

     The terms of our credit agreement impose restrictions on our ability to, among other things, borrow and make investments, acquire other businesses, and make capital expenditures and distributions on our capital stock. In addition, our credit agreement requires us to satisfy specified financial covenants. Our ability to comply with these provisions depends, in part, on factors over which we may have no control. These restrictions could adversely affect our ability to pursue our growth strategy. If we breach any of our financial covenants or fail to make scheduled payments, our creditors could declare all amounts owed to them to be immediately due and payable. We may not have available funds sufficient to repay the amounts declared due and payable, and we may have to sell assets to repay those amounts. Our credit agreement is secured by substantially all of our assets, including the stock of our subsidiaries. If we cannot repay all amounts that we have borrowed under our credit agreement, our lenders could proceed against our assets.

THE PROFITABILITY AND SUCCESS OF OUR TRADE SHOWS AND CONFERENCES COULD BE ADVERSELY AFFECTED IF WE LOSE SCHEDULED DATES AND LOCATIONS OF THOSE EVENTS.

     As the trade show and conference industry grows, we increasingly compete for desirable dates and venues for our trade shows and conferences. As this competition intensifies, we could lose important engagements. If we lose dates and venues for events, the profitability and future success of these events could be adversely affected. Although we generally reserve venues and dates more than a year in advance, these reservations are not binding until we sign a contract with a facility operator. These contracts generally hold venues and dates for only one year. In addition, circumstances beyond our control, like natural disasters, labor strikes and transportation shutdowns, could present financial risk to our trade shows and conferences, which could have an adverse effect on our business, results of operations and financial condition.

A SIGNIFICANT DECLINE IN OUR INTERNET TRADE SHOW AND CONFERENCE BUSINESS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Going forward, we anticipate that our Internet trade shows and conferences will produce a significant portion of our cash flow. As a result, a significant decline in the performance of these trade shows and conferences could adversely affect our business, results of operations and financial condition.

WE DEPEND ON TRADE SHOW AND CONFERENCE AND PUBLISHING REVENUES, WHICH VARY DUE TO SEASONALITY.

     Our trade shows and conferences and publishing revenues are seasonal. Our revenue typically reaches its highest level during the second and fourth quarters of each calendar year. As a result, we could incur a net loss during the first and third calendar quarters. This is due largely to the timing of our trade shows and conferences and the general increase in publishing revenue in the second and fourth quarters.

CONTINGENT TAX LIABILITY RELATED TO THE SPIN OFF OF OUR COMMON STOCK BY PITTWAY.

     In connection with the tax-free spin off of our common stock by Pittway to its stockholders in August of 1998, we agreed not to take any action that would cause the spin off to be taxable to Pittway under section 355 of the Internal Revenue Code. We also agreed to indemnify Pittway for any liability suffered by it if we were to take any action that would cause the spin off to be taxable to Pittway. The spin off would become taxable to Pittway, on a presumptive basis, if 50.0% or more of our common stock is acquired during a period that ends two years from the date of the spin off. Accordingly, our ability to raise capital or consummate acquisitions through additional issuances of equity securities may be impaired during this period. We believe that this offering and the major transactions involving our common stock that have occurred since the spin off and that to our knowledge are currently contemplated to occur would not trigger the presumption. If, however, the Internal Revenue Service were to assert that any future major transactions involving our common stock during the two-year period resulted in the spin off being taxable to Pittway on a presumptive basis, we cannot assure you, in light of the lack of specific guidance in this area of the tax law, that we could successfully rebut the presumption. If any such liability became due and payable by us to Pittway, the payment of such liability could have a material adverse effect on our financial condition.

COMPETITION MAY ADVERSELY AFFECT OUR EARNINGS AND RESULTS OF OPERATIONS.

     We experience intense competition for our products and services. If we fail to compete effectively, our earnings and results of operations could be adversely affected. We compete with several much larger international firms that operate in many markets and have broad product offerings in publishing and trade shows and conferences. We compete for readers and advertisers in the publishing marketplace and for trade show and conference expenditures, sponsorships and show attendees in the trade show and conference marketplace. Because our industry is relatively easy to enter, we anticipate that additional competitors, some of whom may have greater resources than Penton, may enter these markets and intensify competition.

OUR OVERALL OPERATIONS MAY BE ADVERSELY AFFECTED BY RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     We have operations outside the United States. We intend to expand further into international markets. We have limited experience in developing localized versions of our publications and trade shows and conferences and in marketing and distributing them internationally. In addition, the following risks in international markets could have a material adverse effect on our future international operations and, consequently, on our business, results of operations and financial condition:

     - the uncertainty of product acceptance by different cultures;

     - the risks of divergent business expectations or cultural incompatibility inherent in establishing joint ventures with foreign partners;

     - difficulties in staffing and managing multi-national operations;

     - currency fluctuations;

     - general economic and political uncertainties and potential for social unrest;

     - limitations on our ability to enforce legal rights and remedies;

     - state-imposed restrictions on the repatriation of funds; and

     - potentially adverse tax consequences.

NEW PRODUCT LAUNCHES OR ACQUIRED PRODUCTS MAY REDUCE OUR EARNINGS OR GENERATE LOSSES.

     Our future success will depend in part on our ability to continue offering new products that successfully gain market acceptance by addressing the needs of specific audience groups within our targeted industries. Our efforts to introduce new or integrate acquired products may not be successful or profitable. The process of internally researching and developing, launching, gaining acceptance and establishing profitability for a new product, or assimilating and marketing an acquired product, is both risky and costly. New products generally incur initial operating losses.

     In addition, we have invested in, and intend to continue to invest in, the development of various Internet products, which are currently generating losses. The Internet is still in the early stages of development as a commercial medium. These products may not be successful or profitable.

     Costs related to the development of new products are expensed as incurred and, accordingly, our profitability from year to year may be adversely affected by the number and timing of new product launches.

ANY INCLUSION OF INTERNET.COM'S RESULTS IN OUR RESULTS OF OPERATIONS COULD MATERIALLY ADVERSELY AFFECT OUR RESULTS AND FINANCIAL CONDITION.

     We currently own a 19.0% interest in internet.com. We also own a warrant to increase our ownership interest to 27.4%. The warrant will expire upon completion of internet.com's initial public offering, but we intend to exercise the warrant prior to its expiration. Internet.com has filed a registration statement with the SEC for its proposed initial public offering. If internet.com completes its offering, our ownership percentage would decrease. However, we believe that after the exercise of the warrant and completion of internet.com's initial public offering, we will own at least 20.0% of internet.com. If we own 20.0% or more of internet.com, we will be required to include in our results of operations our proportionate share of internet.com's income or loss. Internet.com has incurred substantial losses since its inception and expects to incur losses for the foreseeable future. The inclusion of our proportionate share of internet.com's losses in our results of operations could materially adversely affect our future results of operations. Any losses that we would be required to include in our results of operations would be limited to our approximately $4.5 million investment in internet.com. If, however, our ownership interest decreases to less than 20.0%, we would be required to value our investment at the market price. This would not affect our results of operations because any changes in market value would be recorded as a component of stockholders' equity. However, fluctuations in the market price of internet.com's stock could cause our balance sheet to fluctuate significantly from period to period.

RELIANCE ON PRINCIPAL VENDORS COULD ADVERSELY AFFECT OUR BUSINESS.

     We rely on our principal vendors. Currently, our principal vendors are paper suppliers and the United States Postal Service. In the event we sell our printing business, we anticipate that our printing supplier will also become a principal vendor. If any of our principal vendors discontinues or temporarily terminates its services and we are unable to find adequate alternatives, we may experience increased prices, interruptions and delays in services. These factors could adversely affect our business.

INCREASES IN PAPER OR POSTAGE COSTS WOULD CAUSE OUR EXPENSES TO INCREASE AND MAY ADVERSELY AFFECT OUR PROFITABILITY.

     Paper is a significant expense relating to our print products and direct mail solicitations, accounting for about 8.1% of our total operating expenses in 1998. Significant increases in paper prices, which have been volatile in recent years, may have an adverse effect on our business. We do not use forward contracts and all of our paper supply vendor arrangements provide for price adjustments on a quarterly basis to reflect then-prevailing market prices.

     Postage for magazine distribution and direct mail solicitations is also a significant expense for us, accounting for about 6.8% of our total operating expenses in 1998. Significant increases in postage prices may have an adverse effect on our business. We use the United States Postal Service for domestic distribution of substantially all of our products and marketing materials.

LOSS OF KEY PERSONNEL COULD IMPAIR OUR SUCCESS.

     We benefit from the leadership and experience of our senior management team, and we depend on their continued services in order to successfully implement our business strategy. Although we have entered into employment agreements with Thomas L. Kemp and Daniel J. Ramella and other management members, they and other key personnel may not remain in our employment. The loss of key personnel could have a material adverse affect on our business, results of operations or financial condition.

YEAR 2000 ISSUES MAY DISRUPT OUR OPERATIONS.

     We are in the process of identifying and testing our computer systems, related software and our non-information technology systems for year 2000 readiness. In addition, we are in the process of working with significant service providers, vendors, suppliers and customers to ensure year 2000 readiness. We cannot assure you that our systems, or third-party systems on which we rely, will be year 2000 compliant on time. Any year 2000 compliance problem of Penton or our significant service providers, vendors, suppliers or customers could have a material adverse effect on our business, results of operations and financial condition. In addition, significant uncertainty exists concerning the potential costs and effects associated with our year 2000 compliance. For a more complete discussion of our year 2000 issues, please see "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

TAKEOVER DEFENSE PROVISIONS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     Various provisions of Delaware corporation law and of our corporate governance documents may inhibit changes in control not approved by our Board of Directors and may have the effect of depriving stockholders of an opportunity to receive a premium over the prevailing market price of our common stock in the event of an attempted hostile takeover. In addition, the existence of these provisions may adversely affect the market price of our common stock. These provisions include:

     - a classified Board of Directors;

     - a prohibition on stockholder action through written consents;

     - a requirement that special meetings of stockholders be called only by the Board of Directors;

     - advance notice requirements for stockholder proposals and nominations;
       and

     - availability of "blank check" preferred stock.

THE INFRINGEMENT OR INVALIDATION OF OUR PROPRIETARY RIGHTS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     We regard our copyrights, trademarks, service marks and similar intellectual property as critical to our success. We rely on copyright and trademark laws in the United States and other jurisdictions and on confidentiality agreements with some of our employees and others to protect our proprietary rights. If any of these rights were infringed or invalidated, our business could be materially adversely affected. In addition, our business activities could infringe upon the proprietary rights of others, who could assert infringement claims against us.

     We seek to register our trademarks in the United States and elsewhere. These registrations could be challenged by others or invalidated through administrative process or litigation. In addition, our confidentiality agreements with some of our employees or others may not provide adequate protection of our proprietary rights in the event of unauthorized use or disclosure of our proprietary information or if our proprietary information otherwise becomes known, or is independently developed, by competitors.

OWNERSHIP BY SIGNIFICANT STOCKHOLDERS AND SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK MAY ADVERSELY AFFECT THE MARKET FOR OUR COMMON STOCK.

     We anticipate that immediately following this offering:

     - members of the Harris family will beneficially own in the aggregate about 16.84% of our common stock; and

     - Mario J. Gabelli and entities controlled directly or indirectly by Mr. Gabelli will beneficially own in the aggregate about 14.85% of our common stock.

     These concentrations of voting power may inhibit changes in control of our company and may adversely affect the market price for our common stock. In addition, sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time and could impair our ability to raise additional capital through the sale of our equity securities.

OUR COMMON STOCK HAS A LIMITED TRADING HISTORY.

     The average daily trading volume of our common stock since August 1998 was about 41,000 shares per day. The prices at which our common stock has traded may not be indicative of the prices that would prevail in a more active market. We cannot assure you that an active public market for the common stock will develop or be sustained after the offering or that the public offering price represents the price at which the common stock will trade in the public market subsequent to this offering.

OUR FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A VARIETY OF FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM CURRENT BELIEFS.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. Those statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience involving any one or more of these matters and subject areas. We attempted to identify, in context, some of the factors that we currently believe may cause future experience and results to differ from our current expectations regarding the relevant matter or subject area. We have identified some of these forward-looking statements with words, for example, "anticipates," "estimates," "believes," "expects," "intends," "may," "will," "should" or the negative of those words or other comparable terminology. The operation and results of our business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified elsewhere in this section, including, but not limited to:

     - the ability to maintain customer loyalty from both users and advertisers;

     - the ability to leverage our existing products and infrastructures;

     - the ability to maintain our diverse revenue sources;

     - the ability to make strategic acquisitions and efficiently integrate them into our existing businesses;

     - the ability to launch new products and/or services that fit strategically with and add value to our businesses; and

     - the ability to achieve market penetration of new markets both domestically and internationally.

                                USE OF PROCEEDS

     Penton estimates the net proceeds from the sale of the 6,250,000 shares of common stock offered by Penton will be about $115.4 million, at an offering price of $19.50 per share and after deducting estimated underwriting discounts and commissions and offering expenses. Penton will not receive any proceeds from the sale of common stock by the selling stockholders.

     We will use the net proceeds of this offering to repay $40.0 million of indebtedness incurred in connection with the acquisition of Mecklermedia Corporation under our $175.0 million term loan A and $125.0 million term loan B, respectively. Term loan A had an interest rate equal to LIBOR plus 2.75%, or 7.79%, at December 31, 1998, and term loan B had an interest rate equal to LIBOR plus 3.5%, or 8.54%, at December 31, 1998. Term loan A matures in 2005 and term loan B matures in 2006. On April 1, 1999 we amended our credit agreement to, among other things, increase term loan B by $15.0 million. The repayment will be on a pro-rata basis unless any holders of term loan B waive their right to receive repayment at that time. In this event, amounts with respect to which repayment is waived will be used to repay term loan A.

     Of the remaining net proceeds (approximately $75.4 million), we will use 50.0% to repay additional indebtedness under term loan A and term loan B (on a pro-rata basis), and 50.0% for working capital and other general corporate purposes, including, if consummated, $37.7 million to acquire a business media company, or if not consummated, other possible acquisitions and possible repayments of amounts borrowed under our $25.0 million revolving credit facility. If consummated, we expect to pay the remaining cash portion of the consideration for our proposed acquisition by borrowing under our revolving credit facility or utilizing net proceeds we may receive as a result of the underwriters exercising their over-allotment option. Other than the non-binding letter of intent regarding our proposed acquisition, we have no understandings, arrangements or agreements regarding acquisitions. Our credit agreement requires the consent of our lenders for our proposed acquisition of a business media company. Our revolving credit facility, which matures in 2005, had an interest rate equal to LIBOR plus 2.75%, or 7.79%, at December 31, 1998. We have used amounts outstanding under our revolving credit facility for general working capital purposes and may reborrow any amounts that we repay under the revolving credit facility.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is traded on the New York Stock Exchange under the symbol PME. Our common stock commenced trading on August 10, 1998 after we completed our spinoff from Pittway. The following table sets forth, for the periods indicated, the high and low sales prices for the common stock as reported on the New York Stock Exchange.

                                                                PRICE RANGE OF
                                                                    COMMON
                                                                     STOCK
                                                                ---------------
                                                                 HIGH      LOW
                                                                ------    -----
Year Ended December 31, 1998:
  Third Quarter (from August 10, 1998)......................      $17      $12   7/8
  Fourth Quarter............................................      $20 1/4  $12   1/2
Year Ended December 31, 1999:
  First Quarter.............................................      $22 1/2  $18   1/8
  Second Quarter (through May 6, 1999)......................      $27 3/4  $20

     On May 6, 1999, the reported last sales price of our common stock on the New York Stock Exchange was $20.00 per share.

     Our dividend policy is determined by our Board of Directors. We currently pay quarterly dividends in an amount of $0.03 per share. Any declaration or payment of dividends in the future will be made by our Board of Directors from time to time based upon the results of our operations and our financial condition and such other matters as our Board of Directors considers relevant.

                                 CAPITALIZATION

     The following table presents the capitalization of Penton as of December 31, 1998, based on common stock outstanding on that date of 22,781,713 shares, on an actual basis and as adjusted to reflect the issuance by Penton of the 6,250,000 shares of common stock offered hereby at an offering price of $19.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds from this offering. The capitalization information set forth in the table below should be read together with the more detailed consolidated financial statements and related notes appearing elsewhere in this prospectus. The shares of common stock to be outstanding after this offering exclude 180,000 shares we will issue if the underwriters exercise their over-allotment option, 1,111,650 shares of our common stock issuable upon vesting of deferred share awards and exercise of outstanding options under our various equity plans and shares of common stock in an aggregate amount not exceeding $1.3 million (based on current exchange rates) that may be issued pursuant to contingent convertible notes issued in connection with the acquisition of some of our United Kingdom trade shows.

                                                              AS OF DECEMBER 31, 1998
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Cash........................................................  $  3,953     $ 41,628
                                                              ========     ========
Debt:
  Revolving credit facility.................................  $  6,000     $  6,000
  Term loan A(1)............................................   175,000      129,690
  Term loan B(1)(2).........................................   125,000       92,635
  Other indebtedness........................................     1,000        1,000
                                                              --------     --------
     Total debt.............................................   307,000      229,325
Stockholders' equity:
  Preferred stock, par value $0.01 per share; 2,000,000
     shares authorized; none issued or outstanding..........
  Common stock, par value $0.01 per share; 60,000,000 shares authorized; 22,781,713 shares issued and outstanding,
     29,031,713 as adjusted.................................       228          291
  Capital in excess of par value............................    55,050      170,337
  Retained earnings.........................................    32,262       32,262
  Other comprehensive income................................       (51)         (51)
                                                              --------     --------
     Total stockholders' equity.............................    87,489      202,839
                                                              --------     --------
          Total capitalization..............................  $394,489     $432,164
                                                              ========     ========

---------------

(1) Adjustments assume pro-rata repayment of term loan A and term loan B. See "Use of Proceeds."

(2) On April 1, 1999 we amended our credit agreement to, among other things, increase our term loan B by $15.0 million.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following tables present our selected financial data. The statement of income data for each of the three years in the period ended December 31, 1998 and the balance sheet data as of December 31, 1997 and 1998 have been derived from our audited consolidated financial statements and related notes, which appear elsewhere in this prospectus. The statement of income data for each of the two years in the period ended December 31, 1995 and the balance sheet data as of December 31, 1994, 1995 and 1996 have been derived from our audited consolidated financial statements and related notes that are not included in this prospectus.

     You should read the following information together with our audited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

     You should also consider the following when reading the statement of income data below:

     - EBITDA is earnings from operations before interest, taxes, depreciation and amortization.

     - EBITDA margin is EBITDA divided by total revenues.

     We have included EBITDA because we believe that investors find it to be a useful tool for measuring a company's ability to generate cash. EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles. In addition, you should not consider EBITDA as a substitute for net income or net loss, as an indicator of our operating performance or cash flow or as a measure of liquidity.

                                                                YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------------
                                                  1994        1995        1996        1997        1998
                                                --------    --------    --------    --------    --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Media services..............................  $146,382    $158,314    $166,631    $181,109    $207,682
  Printing....................................     5,916       8,918       8,869      10,526      11,657
  Direct mail.................................     6,986      12,668      13,057      13,296      13,779
                                                --------    --------    --------    --------    --------
    Total revenues............................   159,284     179,900     188,557     204,931     233,118
Operating expenses............................   148,994     167,953     170,058     179,634     206,399
                                                --------    --------    --------    --------    --------
Operating income..............................    10,290      11,947      18,499      25,297      26,719
Interest expense..............................       176          85          34         841       5,558
Other, net....................................      (590)     (3,214)        (17)     (1,050)      1,028
Provision for income taxes....................     4,642       6,451       7,526      10,632       9,243
                                                --------    --------    --------    --------    --------
Income from continuing operations.............     6,062       8,625      10,956      14,874      10,890
Income from discontinued operations...........        51         (48)         --          --          --
                                                --------    --------    --------    --------    --------
Net income....................................  $  6,113    $  8,577    $ 10,956    $ 14,874    $ 10,890
                                                ========    ========    ========    ========    ========
Diluted earnings per share....................  $   0.29    $   0.40    $   0.52    $   0.70    $   0.50
Diluted average shares outstanding............    21,240      21,240      21,240      21,240      21,882
CASH FLOWS AND OTHER DATA:
Cash flows:
  Operating...................................  $  5,329    $  7,423    $ 20,507    $ 23,186    $ 25,749
  Investing, includes capital expenditures....    (5,026)     (4,989)     (4,722)    (53,192)   (271,157)
  Financing...................................      (668)     (1,697)    (15,888)     30,854     246,993
Capital expenditures, excluding businesses
  acquired....................................     7,593       4,989       4,822       5,450       5,775
Depreciation and amortization.................     5,596       5,772       5,911       6,551      10,720
EBITDA:
  Media services..............................    12,303      12,730      21,016      28,757      34,009
  Printing....................................     2,724       3,597       3,415       3,763       3,144
  Direct mail.................................       859       1,392         (21)       (672)        286
                                                --------    --------    --------    --------    --------
    Total EBITDA..............................    15,886      17,719      24,410      31,848      37,439
EBITDA margin.................................      10.0%        9.8%       12.9%       15.5%       16.1%
BALANCE SHEET DATA (AT END OF PERIOD):
Cash..........................................  $    937    $  1,674    $  1,571    $  2,419    $  3,953
Working capital...............................    12,470      20,670      14,363     (25,316)    (20,709)
Goodwill and other intangibles................    22,784      21,916      21,940      71,822     387,612
Total assets..................................   111,142     116,494     108,799     156,426     479,301
Total debt....................................        --          --          --      34,170     307,000
Stockholders' equity..........................    61,847      70,763      59,151      69,613      87,489

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     Set forth below is a discussion and analysis of our financial condition and results of operations. You should read this discussion and analysis together with the financial statements and the related notes appearing elsewhere in this prospectus.

OVERVIEW

     We are a leading business media company operating in three business segments: media services, printing and direct mail marketing. Our media services segment serves specific targeted industries with integrated product offerings, including, trade magazines, trade shows and conferences, directories, electronic media products (including Web sites), custom publishing, research, databases and information products.

     Trade magazine revenues are generated primarily from advertising, which accounted for 70.0% of total revenue in 1998, 76.1% in 1997 and 77.6% in 1996. No single advertiser comprised more than 1.2% of our advertising revenue during 1998. Penton's top 10 advertisers accounted for 5.3% of total revenue and its top 25 customers accounted for less than 8.7% of total revenues in 1998.

     Trade show and conference revenues represented 12.0% of total revenues in 1998, 5.3% in 1997 and 2.8% in 1996. Trade show and conference revenues are derived from exhibition and meeting space sales, registration fees, and ancillary services which are recognized at the time of the show. Trade show exhibition space sales are contracted and partial payment is received as far as one year in advance of the show, although some refunds may occur prior to the show due to cancellations. For example, 66.0% of budgeted exhibit space at our 1999 Internet World Fall Show was reserved prior to the end of last year's show. Companies that exhibit at trade shows pay on the basis of the space that their exhibit occupies. Revenue and related direct event expenses are recognized in the month in which the event is held. Cash is collected in advance of a trade show or conference and is recorded on our balance sheet as deferred revenue. We expect the percentage of total revenues from trade shows and conferences to increase as a result of the acquisition of Mecklermedia.

     The printing segment prints magazines, catalogs, brochures and direct mail pieces for the media services segment and outside commercial customers. The direct mail segment serves primarily the pharmaceutical and business services markets with the ability to design, produce, print and mail direct mail campaigns. Penton has announced it is exploring strategic alternatives for both its printing segment and its direct mail segment.

     Penton was spun off from Pittway Corporation in August 1998. On November 24, 1998 Penton acquired Mecklermedia, a provider of information about the Internet through various business media products, for $273.8 million. On August 7, 1998, Penton acquired Donohue Meehan Publishing for $7.0 million in cash, 1,541,638 shares of Penton common stock and a contingent payment of up to $4.0 million based on future earnings of Donohue Meehan Publishing. Donohue Meehan Publishing publishes three magazines in the baking and convenience store markets: Modern Baking, Baking Management and Convenience Store Decisions. It also produces a number of related special editions and directory and show issues serving the baking and convenience store markets. In 1997, Penton acquired three trade show companies -- Independent Exhibitions, Ltd, Industrial Shows of America and A/E/C SYSTEMS International -- for a combined purchase price of $48.1 million, plus contingent payments of up to $13.5 million based on future earnings. All of these acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of the acquired companies are included in Penton's consolidated statement of income since their respective dates of acquisition.

     We currently own a 19.0% interest in internet.com. We also own a warrant to increase our ownership interest to 27.4%. The warrant will expire upon completion of internet.com's initial public offering, but we intend to exercise the warrant prior to its expiration. Internet.com has filed a registration statement with the SEC for its proposed initial public offering. If internet.com completes its offering, our ownership percentage would decrease. However, we believe that after the exercise of the warrant and completion of internet.com's initial public offering, we will own at least 20.0% of internet.com. If we own 20.0% or more of internet.com, we will be required to include in our results of operations our proportionate share of internet.com's income or loss. Internet.com has incurred substantial losses since its inception and expects to incur losses for the foreseeable future. The inclusion of our proportionate share of internet.com's losses in our results of operations could materially adversely affect our future results of operations. Any losses that we would be required to include in our results of operations would be limited to our approximately $4.5 million investment in internet.com. If, however, our ownership interest decreases to less than 20.0%, we would be required to value our investment at the market price. This would not affect our results of operations because any changes in market value would be recorded as a component of stockholders' equity. However, fluctuations in the market price of internet.com's stock could cause our balance sheet to fluctuate significantly from period to period.

RESULTS OF OPERATIONS

     The following table sets forth income statement data of Penton expressed as a percentage of revenues for the periods indicated:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1997      1998
                                                              ------    ------    ------
Revenues....................................................  100.0%    100.0%    100.0%
Operating expenses:
  Editorial, production and circulation.....................   48.6      46.1      43.7
  Selling, general and administrative.......................   38.5      38.3      40.3
  Depreciation and amortization.............................    3.1       3.2       4.6
                                                              -----     -----     -----
                                                               90.2      87.7      88.5
                                                              -----     -----     -----
Operating income............................................    9.8      12.3      11.5
                                                              -----     -----     -----
Other income (expense):
  Interest expense..........................................     --      (0.4)     (2.4)
  Gain on sale of publications..............................     --       0.5        --
  Writedown on impairment assets............................     --        --      (0.4)
                                                              -----     -----     -----
                                                                0.0       0.1      (2.8)
                                                              -----     -----     -----
Income before income taxes..................................    9.8      12.4       8.6
Income taxes:
  Current...................................................    3.6       4.8       6.1
  Deferred..................................................    0.4       0.3      (2.2)
                                                              -----     -----     -----
                                                                4.0       5.1       4.0
                                                              -----     -----     -----
Net income..................................................    5.8       7.3       4.7
                                                              =====     =====     =====

1998 COMPARED TO 1997

  REVENUES

     Total revenues, after elimination of intersegment sales, increased $28.2 million, or 13.8%, from $204.9 million to $233.1 million.

     Media services revenues increased $26.5 million, or 14.6%, to $207.7 million. Advertising revenues from Penton's publishing operations accounted for $7.1 million of the increase, due primarily to the following: (1) the Donohue Meehan Publishing Company acquisition in August 1998; (2) two new publications launched in the first quarter, IW Growing Companies and Embedded Systems Development; (3) the publication of Hydraulics and Pneumatics' Fluid Power Handbook and Directory, which is published every other year; and (4) higher pricing on other advertising business. Trade show and conference revenues increased $17.2 million to $28.0 million in 1998. About $12.0 million of the increase in 1998 was due to the first-time inclusion of the operations of Independent Exhibitions, Ltd. and about $5.0 million of this increase was due to Industrial Shows of America. Both Independent Exhibitions and Industrial Shows of America were acquired in December 1997. In addition, 1998 includes an increase in the Wireless Symposium/Portable by Design Conference and Exhibition and approximately $0.8 million related to the addition of Mecklermedia in November 1998. The remaining increase in media services revenues of $2.1 million relates to other initiatives.

     Printing revenues from external customers increased $1.2 million, or 12.1%, to $11.6 million. Intercompany sales decreased $0.3 million, or 1.2%, bringing total segment revenues to $39.8 million.

     Direct mail revenues increased $0.5 million, or 3.6%, to $13.8 million. The increase was primarily in the segment's printing operations.

  OPERATING EXPENSE

     Operating expenses for Penton, after elimination of intersegment charges, increased $26.8 million, or 14.9%, from $179.6 million in 1997 to $206.4 million in 1998. As a percentage of revenues, operating costs increased from 87.6% in 1997 to 88.5% in 1998. The increase in percentage was due primarily to the increase in depreciation and amortization related to acquisitions, period costs related to Mecklermedia Corporation and one-time spin-off and start-up costs. These increases were offset partially by the first full year of operations of Independent Exhibitions, Ltd. and Industrial Shows of America.

     Editorial, Production and Circulation. Total editorial, production and circulation expenses, after elimination of intersegment charges, grew to $101.8 million in 1998 compared with $94.6 million in 1997, representing an increase of $7.2 million, or 7.6%. As a percentage of revenues, editorial, production and circulation expenses decreased from 46.1% in 1997 to 43.7% in 1998. The decrease is due largely to the acquisition of Donohue Meehan Publishing in 1998 and to production improvements.

     Media services editorial, production and circulation expenses grew $5.7 million, or 6.9%, due to the inclusion of the Independent Exhibitions and Industrial Shows of America trade shows acquired in late 1997, which accounted for $4.7 million of the total production expenses increase. Other expense increases relate to the acquisition of Donohue Meehan Publishing Company in August 1998, the acquisition of Mecklermedia Corporation in November 1998 and the publication of the biennial Fluid Power Handbook and Directory, which was not published in 1997.

     Editorial, production and circulation expenses for the printing segment increased $1.8 million due to volume-related growth of the total business.

     Editorial, production and circulation expenses for the direct mail segment decreased $0.3 million, or 3.1%, compared with a 3.6% increase in revenue. The decrease is due largely to productivity improvements.

     Selling, General and Administrative. Total selling, general and administrative expenses grew $15.4 million, or 19.5%, to $93.9 million. As a percentage of revenues, selling, general and administrative expenses increased from 38.3% in 1997 to 40.3% in 1998. The increase is due primarily to period costs related to the acquisition of Mecklermedia Corporation and one-time spin-off costs.

     Media services selling, general and administrative expenses increased $15.5 million, or 21.6%. The increase was due to: (1) expenses of the Independent Exhibitions, Ltd. and Industrial Shows of America trade shows held in 1998, which amounted to $4.9 million and $3.7 million; (2) period costs of the newly acquired Mecklermedia Corporation trade shows (for which revenues will not be recognized until those trade shows are held in future periods) in the amount of $1.7 million; (3) costs related to launching two new publications in the first quarter, IW Growing Companies and Embedded Systems Development; (4) the Donohue Meehan Publishing Company acquisition in August 1998; (5) one-time spin-off costs of about $0.4 million; (6) costs related to the biennial Fluid Power Handbook and Directory; (7) sales volume growth; and (8) higher charges related to Pittway stock appreciation rights held by Penton employees, which will not recur. Total costs charged to Penton by Pittway for both 1998 and 1997 were $1.4 million.

     Selling, general and administrative expenses of the printing segment were level with the prior year.

     Direct mail selling, general and administrative expenses decreased $0.2 million, or 4%, due primarily to cost-cutting measures implemented in 1998.

     Depreciation and Amortization. Depreciation and amortization increased $4.2 million to $10.7 million. The higher expense was the result primarily of the amortization of intangible assets associated with the trade shows acquired in December 1997, the Donohue Meehan Publishing Company acquisition in August 1998, the Mecklermedia Corporation acquisition in November 1998 and, beginning with the fourth quarter of 1998, the change in Penton's goodwill amortization policy for acquired trade shows from 40 years to 20 years, which accounted for $0.3 million of additional amortization in 1998. While this change will negatively impact the reported earnings per share, it will have no impact on either EBITDA or after-tax cash flow. The anticipated annual charges for intangibles related to the Mecklermedia Corporation acquisition in 1999 and future years is $14.5 million.

  OPERATING INCOME

     Overall, Penton's operating income increased $1.4 million, or 5.6%, to $26.7 million from $25.3 million in the prior year. Operating income as a percentage of revenue decreased from 12.3% to 11.5%, due primarily to the increase in depreciation and amortization associated with Penton's acquisitions.

     Media services operating income increased $1.5 million, or 5.5%. This comprised an increase in publishing of 10.6% to $24.9 million, and a decrease in trade shows and conferences from $2.5 million to $1.3 million. The increase in publishing was the result primarily of the acquisition of Donohue Meehan Publishing Company in 1998. The increase was offset by start-up costs associated with two magazine launches in 1998, and one-time costs incurred from the spinoff from Pittway. The decrease in trade shows and conferences was primarily the result of period costs of the Mecklermedia Corporation acquisition (since all of 1998's shows occurred prior to the acquisition), higher amortization expense resulting from acquisitions and the change in Penton's amortization policy noted above.

     Operating income of the printing segment decreased $0.7 million, to $0.8 million.

     The direct mail segment recorded an operating loss of $0.3 million compared with the prior year's operating loss of $1.1 million. The improvement was due largely to the increase in revenue of this segment's printing operations and lower production costs.

  INTEREST EXPENSE

     Interest expense increased $4.7 million to $5.6 million due to additional borrowings used to finance the two trade show company acquisitions in December 1997, the Donohue Meehan Publishing Company acquisition in August 1998 and the Mecklermedia Corporation acquisition in November 1998.

  OTHER

     In 1998, Penton wrote down the carrying value of various intangible assets by $1.0 million. In 1997, Penton recognized a $1.0 million gain on the sale of Managing Office Technology magazine.

  EFFECTIVE TAX RATES

     The effective tax rates were 45.9% in 1998 and 41.7% in 1997. Penton's acquisition of Donohue Meehan Publishing Company in August 1998 and Mecklermedia Corporation in November 1998 resulted in the recording of goodwill. The amortization of such goodwill is recognized for financial statement purposes, but is not deductible for tax purposes due to the structure of the purchase transactions. Accordingly, Penton's effective tax rate has increased in 1998 and is expected to increase in 1999 as well, due to the full year effect of the acquisitions.

1997 COMPARED TO 1996

  REVENUES

     Total revenues, after elimination of intersegment sales, increased $16.3 million, or 8.7%, from $188.6 million to $204.9 million.

     Media services revenues increased $14.5 million, or 8.7%, to $181.1 million. Revenues from publishing operations accounted for $9.1 million of the improvement, due primarily to increased advertising revenues. Advertising revenues grew 7.1%, resulting from a 1.9% growth in page volume and an overall improvement of 4% in yield per advertising page. In addition, Penton benefitted from the introduction of four publications launched during 1997. Trade show and conference revenues increased $5.4 million or 100% to $10.8 million due to the inclusion of a full year of operations of the A/E/C SYSTEMS International trade shows, acquired in January 1997.

     Revenues from the printing segment increased $1.2 million, or 3.1%, to $39.0 million. The increase in this segment was due principally to the addition of several new third-party customers, which accounted for a 19% increase in outside revenue. The media services segment continued to be the printing segment's principal customer, accounting for $28.6 million of its revenue in 1997 compared to $29.0 million in 1996.

     Direct mail revenues increased $0.2 million, or 1.5%, due to strong performance from the related printing operation, which experienced a 25%, or $1.8 million, increase in revenue from outside customers, and growth in its advertising agency business. However, the increases were offset by a decline in revenues of the direct marketing medical group. This group's revenues declined for the second consecutive year as pharmaceutical company customers continued to shift their focus from direct marketing of pharmaceuticals to consumer oriented mass media advertising.

  OPERATING EXPENSE

     Operating expenses for Penton, after elimination of intersegment charges, increased $9.5 million, or 5.6%, from $170.1 million to $179.6 million. As a percentage of revenues, operation costs decreased from 90.2% in 1996 to 87.7% in 1997. The improvement was due primarily to productivity improvements, cost cutting measures and the acquisition of A/E/C SYSTEMS International in January 1997.

     Editorial, Production and Circulation. Total editorial, production and circulation expenses, after elimination of intersegment charges, grew to $94.6 million in 1997 compared with $91.6 million in 1996, representing an increase of $3.0 million, or 3.2%. As a percent of revenues, editorial, production and circulation expenses decreased from 48.5% in 1996 to 46.1% in 1997. The decrease was due primarily to the higher margins of the A/E/C SYSTEMS International trade shows and lower paper expenses.

     Media services editorial, production and circulation expenses increased $1.5 million, or 1.8%, to $80.4 million, due primarily to additional expenses related to the inclusion of a full year's operations of A/E/C SYSTEMS International, new product launches during the year and volume-related growth. These increases were offset partially by savings resulting from productivity improvements and lower paper expenses.

     Editorial, production and circulation expenses for the printing segment increased $0.6 million, or 2%, to $3.5 million, which was attributable primarily to the increase in volume of outside sales.

     Editorial, production and circulation expenses for the direct mail segment increased $0.4 million, or 4.5%, to $9.3 million. The increase was attributable primarily to the growth of printing and advertising agency group sales volume, offset by a reduction in expenses attributable to lower sales volume of the direct marketing medical group.

     Selling, General and Administrative Expense. Selling, general and administrative costs of media services increased $5.3 million, or 8%. The increase was due principally to an increase in selling expenses resulting from the growth in revenue, inclusion of a full year's operations of the A/E/C SYSTEMS International trade shows, and the addition of staff to support new product launches.

     Selling, general and administrative expenses of the printing segment increased $0.2 million, or 11%, primarily from selling expenses associated with the increase in sales volume.

     Direct mail selling, general and administrative expenses increased $0.4 million as a result of increased selling costs associated with higher sales volume and an expanded number of customer presentations and related promotion costs.

     Depreciation and Amortization. Depreciation and amortization increased $0.6 million to $6.5 million. The higher expense was the result primarily of capital equipment additions and increased amortization of intangible assets associated with the A/E/C SYSTEMS International trade shows acquired in January 1997.

  OPERATING INCOME

     Overall, Penton's operating income increased $6.8 million, or 36.7%, to $25.3 million compared with $18.5 million. Operating income as a percentage of revenue increased to 12.3% from 9.8%, reflecting the benefits achieved from increased revenue; favorable shifts in product mix, including the addition of the A/E/C SYSTEMS International trade shows; and improved productivity.

     Media services operating income increased $7.2 million, or 40.6%, to $24.9 million. In 1995, Penton implemented a number of programs to improve productivity, reduce costs and streamline operations. These efforts continued in 1997, resulting in operating savings. Combined with the favorable impact of revenue growth, productivity improvement and reduced paper costs, operating income improved from 10.6% of total media services revenue to 13.7%.

     Operating income from the printing segment improved 20.3% to $1.5 million. The increase was due primarily to higher sales volume coupled with the benefits of reduced paper costs.

     Direct mail operating losses increased $0.6 million to $1.1 million from $0.5 million, due principally to the decrease in revenue of the direct marketing medical group and development costs associated with a physicians retraining program.

  OTHER INCOME (EXPENSE)

     In 1997, other income (expense) included a $1.0 million gain on the sale of Managing Office Technology magazine, offset by $0.8 million of interest expense incurred as a result of borrowings used to finance acquisitions.

  EFFECTIVE TAX RATES

     The effective tax rates were 41.7% and 40.7% in 1997 and 1996, respectively. An analysis of Penton's effective tax rate appears in Penton's consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, cash flow generated by our operations has been used to invest in capital assets, finance acquisitions and reduce debt. Prior to the spinoff, excess cash was used to pay dividends to Pittway Corporation, our former parent company.

     Cash flow provided by operations in 1998 was $25.7 million, up $2.5 million from $23.2 million in 1997. The increase in 1998 was due primarily to an increase in unearned income (primarily advance deposits related to fourth-quarter trade shows), accounts payable and accrued expenses. Partially offsetting this increase were lower net income, increases in accounts receivable, prepayments and deposits.

     Cash from operating activities was used for capital expenditures; to make cash distributions to Pittway, including final settlement of intercompany balances existing at the spin-off date; and to pay dividends to Penton stockholders. Penton's capital expenditures for 1996 were $4.8 million, 1997 were $5.5 million and 1998 were $5.8 million. We anticipate that our total capital expenditures for 1999 will be about $6.5 million, which will be used primarily to upgrade Penton's information technology systems. We plan to fund these expenditures from cash flow from operations, and, if necessary, borrowings under our credit facilities.

     On August 7, 1998, Penton entered into a five-year, $75.0 million unsecured revolving credit agreement. Penton's short-term notes payable were refinanced with this facility, which was also utilized to finance the cash portion of the acquisition price of Donohue Meehan Publishing Company. On November 24, 1998, Penton entered into a credit agreement with several banks under which it may borrow up to $325.0 million. The agreement provides for a revolving loan facility of up to $25.0 million, a long-term loan of $175.0 million (term loan
A) and a long-term loan of $125.0 million (term loan B). The proceeds of this credit agreement were used to repay Penton's debt outstanding under the $75.0 million revolving credit facility obtained at the spin-off date and to purchase Mecklermedia Corporation. At December 31, 1998, $306.0 million was outstanding under the credit agreement. On April 1, 1999, Penton amended its credit agreement to, among other things, increase term loan B by $15.0 million.

     The term loans under our credit agreement amortize quarterly. We must repay term loan A in aggregate annual amounts of $10.0 million in each of 1999 and 2000, $20.0 million in 2001, $25.0 million in 2002, $30.0 million in 2003, and
$40.0 million in 2004, with the balance payable in 2005. We must repay term loan B in aggregate annual amounts of $1.4 million in each of 1999 through 2005, with the balance payable in 2006.

     The interest rate for borrowings under the revolving credit facility and term loan A is, at the option of Penton, LIBOR plus 2.75% or the Base Rate plus 1.75%. After late May 1999, the interest rate for borrowings under the revolving credit facility and term loan A will become variable, ranging from LIBOR plus 2.75% to 3.00% or the Base Rate plus 1.25% to 2.00%, depending on our debt to EBITDA ratio. The interest rate for term loan B is, at the option of Penton, LIBOR plus 3.50% or the Base Rate plus 2.50%.

     All of our existing and future domestic subsidiaries have guaranteed or will guaranty indebtedness incurred under the credit agreement. The credit agreement also contains customary affirmative and negative covenants, including but not limited to furnishing information and limitations on other indebtedness, liens, investments, guarantees, restricted payments, mergers and acquisitions, sales of assets, capital expenditures, leases, affiliate transactions and conduct of business. The credit agreement also contains customary financial covenants, including those relating to: minimum interest coverage, minimum fixed charge coverage, minimum EBITDA and maximum leverage.

     Events of default under the credit agreement include events of default relating to: (a) nonpayment of interest, principal or fees payable under the credit facility; (b) nonperformance of covenants; (c) cross-default to other material agreements and debt of the company and its subsidiaries; (d) bankruptcy or insolvency; (e) judgments in excess of specified amounts; (f) impairment of security interests in collateral; (g) invalidity of guarantees; (h) materially inaccurate or false representations or warranties and (i) change of control.

     Based upon current and anticipated levels of operations, including our plans for consummating and integrating our proposed acquisition, we believe that our cash on hand and cash flow from operations, combined with borrowings available under our credit facilities and the net proceeds of this offering, will be sufficient to enable us to meet our current and anticipated cash operating requirements, including scheduled interest and principal payments, capital expenditures, working capital needs and the cash portion of the consideration for our proposed acquisition, if consummated. However, actual capital requirements may change, particularly as a result of any other acquisitions which we may make. Our ability to meet current and anticipated operating requirements will be dependent upon our future performance which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond our control. Depending on the nature, size and timing of future acquisitions, we may be required to raise additional capital through additional financing arrangements or the issuance of private or public debt or equity securities of Penton. We cannot assure you that such additional financing will be available on acceptable terms. See "Risk Factors -- Contingent Tax Liability Related to the Spin Off of Our Common Stock by Pittway." Substantially all of our debt bears interest at floating rates. Therefore, our liquidity and financial condition is and will continue to be affected by changes in prevailing interest rates.

FOREIGN CURRENCY

     The functional currency of Penton's foreign operations acquired in December 1997 is the local currency. Accordingly, assets and liabilities of foreign operations are translated to United States dollars at the rates of exchange in effect on the balance sheet date; income and expense are translated at the average rates of exchange prevailing during the year. There were no significant foreign currency transaction gains or losses during 1998 or 1997.

EURO CONVERSION

     On January 1, 1999, eleven of the 15 participating countries that are members of the European Union established a new uniform currency known as the "Euro." The currency existing prior to such date in the participating countries will be phased out during the transition period commencing January 1, 1999 and ending January 1, 2002. During such transition period both the Euro and the existing currency will be available in the participating countries. Although Penton generates revenues in some of the participating countries, management does not anticipate that the introduction and use of the Euro will materially affect Penton's business, results of operations or financial condition.

SEASONALITY

     Historically, Penton has not experienced significant seasonality in its business. The introduction of trade shows and conferences into Penton's product mix through the acquisitions of Independent Exhibitions, Ltd. and Industrial Shows of America in late 1997, and the acquisition of Mecklermedia Corporation in November 1998, has changed the seasonal pattern of revenue and profit, as all three companies have pronounced seasonal patterns in their businesses. The majority of the trade shows owned by Industrial Shows of America and Mecklermedia Corporation are held in the second and fourth quarters and, accordingly, the majority of their revenue is recognized in these quarters. Further, the majority of the Independent Exhibitions, Ltd. shows historically have been held in the fourth quarter. Accordingly, Penton anticipates that these acquisitions will have a positive impact on revenue and profit for these quarters.

     Penton may also experience seasonality fluctuations as trade shows and conferences held in one period in the current year may be held in a different period in future years. Cash flow from operations may also fluctuate seasonally and vary from the results of operations due to the timing of our trade show deposits collected from exhibitors.

INFLATION

     The impact of inflation on Penton's results of operations has not been significant in recent years.

ACCOUNTING CHANGES

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). Penton is required to adopt this statement in the first quarter of 2000. Management does not believe this statement will have a material impact on Penton's business, results of operations or financial condition.

YEAR 2000

  GENERAL

     The year 2000 issue is the result of computer programs that were written using two digits rather than four to define the applicable year. If our computer programs with date-sensitive functions are not year 2000 compliant, they may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     Our year 2000 project is proceeding as scheduled. Some of our systems and related software are already year 2000 compliant, and our project is designed to bring the remaining software and systems into year 2000 compliance in time to minimize any significant detrimental effects on operations. Our project covers information systems infrastructure, financial and administrative systems, production and circulation operating systems and significant vendors and customers.

  PROJECT

     The first component of our project is to identify the internal business systems and non-information technology systems of Penton and our operating subsidiaries that are susceptible to system failures or processing errors as a result of the year 2000 issue. This effort is substantially complete with all business systems identified and priorities established for repair or replacement. Those systems considered most critical to continuing operations are being given the highest priority.

     The second component of our project involves the actual remediation and replacement of the various business systems. Penton and our operating subsidiaries are using both internal and external resources to complete this process. Systems ranked highest in priority have either been remediated or replaced or scheduled for remediation or replacement including the replacement of the primary general ledger and accounts payable systems with programs from a national software vendor. Our objective is to complete substantially all remediation and replacement of internal systems by July 1999, and to complete final testing and certification for readiness by the end of the third quarter of 1999.

     As part of the second component of our project, significant service providers, vendors, suppliers and customers that are believed to be critical to our business operations after January 1, 2000, have been identified and steps are being taken in an attempt to reasonably ascertain their state of year 2000 readiness through questionnaires, inquiries and other available means. This process is progressing according to plan.

  COSTS

     We currently estimate that the aggregate incremental cost of our efforts will range from $0.3 million to $0.8 million, of which about $0.2 million has been spent. These costs are being expensed as they are incurred and are being funded through operating cash flow. These amounts do not include any costs associated with the implementation of contingency plans, which are in the process of being developed to supplement our existing disaster recovery plan. The costs associated with the replacement of computerized systems, hardware or equipment is currently estimated to be about $0.5 million, substantially all of which would be capitalized, and is not included in the above estimates.

  RISKS

     The failure to correct a material year 2000 problem could result in an interruption in, or a failure of, our normal business activities or operations. These failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the year 2000 problem, resulting in part from the uncertainty of the year 2000 readiness of third-party suppliers and customers, we are unable to determine at this time whether and to what extent the consequences of year 2000 failures will have a material impact on our results of operations, liquidity or financial condition. Our year 2000 project is expected to significantly reduce our level of uncertainty about the year 2000 problem and, in particular, about the year 2000 compliance and readiness of its material external agents. We believe that, with the implementation of new business systems and completion of our project as scheduled, the possibility of significant interruptions of normal operations should be reduced.

     Our project readiness program is an ongoing process and the estimates of costs and completion dates for various components of our project readiness program described above are subject to change. Based on Penton's assessment and evaluation of its year 2000 readiness, it believes that the most reasonably likely worst case scenario includes a temporary shut-down of Penton's press. We estimate that a one-month stoppage of our publishing operations could lead to a loss of operating income of about $9.4 million.

                                    BUSINESS

OVERVIEW

     Established in 1892, we are a leading provider of proprietary business information to professionals in ten industries. We provide integrated marketing solutions to suppliers in our industries through:

          - trade publications;

          - trade shows and conferences; and

          - electronic media, including Web sites.

     We produce 50 trade magazines, 118 trade shows and conferences and 42 Web sites, as well as other electronic media products, serving the following ten industries:

            - Internet                                  - Management
            - Design/Engineering                        - Supply Chain/Aviation
            - Electronics                               - Government/Compliance
            - Manufacturing                             - Mechanical Systems/Construction
            - Food/Retail/Hospitality                   - Leisure

OUR COMPETITIVE STRENGTHS

     Market Leadership in Industries Served. Our media products provide proprietary information to business users who need to stay informed about their industries. They provide marketers with cost-efficient, highly effective access to business professionals with purchasing authority. Twenty-seven of our magazines serve industry segments that are measured by audit services; of these, 24 are ranked either #1 or #2 in their industry segment. We believe our market leadership creates customer loyalty and makes us less vulnerable to revenue losses during economic downturns, primarily because marketers tend to concentrate their spending on top-tier publications and trade shows.

     Growth Potential Through Established Positions. We believe we effectively launch new products and integrate acquisitions by:

          - using the industry knowledge and editorial expertise of our staff;

          - capitalizing on the brand recognition and reputation of our existing publications;

          - building on our strong relationships with advertisers and readers;

          - cross-promoting new or acquired products with our existing magazines, trade shows and conferences and Web sites that serve the same industry;

          - using our purchasing power and expertise; and

          - eliminating redundant marketing, administrative and corporate expenses.

     Diversity of Products, Targeted Industries and Customers. We are diverse in terms of the products we offer and the industries and customers we serve. None of our publications, trade shows and conferences or Web sites accounted for more than 6.4% of our total revenues in 1998. We provide our products in ten diverse industries. Our top ten customers accounted for only 5.3% of our total revenues in 1998. Our diversity should provide opportunities for growth and mitigate our exposure to downturns in any one industry we serve.

     Experienced Management Team. Our senior management team has an average of 24 years of experience in the media industry and with increasing revenues and EBITDA, developing new products, penetrating new markets and identifying, negotiating, completing and integrating acquisitions.

OUR GROWTH STRATEGY

     We believe we have significant growth potential. We intend to increase our revenues, cash flows and market share by continuing to:

     Strengthen Our Market Positions. We believe we can strengthen our market positions by:

          - capitalizing on our industry expertise to create new products to serve the needs of our customers;

          - completing strategic acquisitions of complementary business media products and services;

          - adding Internet-based products and services to meet the expanding information and marketing needs of our customers;

          - repositioning or eliminating publications and trade shows and conferences that are not market leaders;

          - cross-promoting media products within similar markets; and

          - improving the operating efficiency of existing publications and tradeshows and conferences.

     Expand Our Trade Show and Conference Business. We believe that significant opportunities exist to capitalize on the editorial content and the nationally recognized brand names of our existing publications to produce new and expand existing trade shows and conferences. We intend to continue to acquire trade shows and conferences in the industries we currently serve, such as our 1997 acquisition of A/E/C SYSTEMS International. We believe that increasing the percentage of revenues generated by trade shows and conferences improves margins and profitability and mitigates the cyclicality of advertising in slower economic times.

     Acquire Leading Positions in New, Growing Markets. We continuously evaluate trends in new markets to identify acquisition opportunities in attractive markets. For example, the acquisition of Mecklermedia Corporation has provided us with a leadership position in the Internet industry and has expanded our international media portfolio.

     Expand Market Positions Globally. We intend to extend our established brands into key international markets. In doing so, we hope to broaden our customer base by capitalizing on our strong brand names. For example, we expect to add Internet World or ISPCON trade shows in Europe, Asia and the Middle East in 1999 and 2000.

     Develop Web Sites That Capture Growing Internet Business Spending. We intend to further develop our Web sites to better complement our publications and trade shows and conferences. We believe that customized information delivery capabilities, real-time access to customers, commerce opportunities, audience targeting benefits and cost-efficiency of Internet-based media will be increasingly attractive to our customers.

OUR INDUSTRY

     The business-to-business communications industry is one of the largest and fastest growing segments of the media industry. According to the Veronis, Suhler & Associates 1998 Communications Industry Forecast, business-to-business communications was the sixth fastest growing segment of 17 segments of the overall communications industry for the period 1992 to 1997, with total spending growing at a compound annual growth rate of 8.3% during that period. According to the same source, the business-to-business communications industry is larger than radio broadcasting, consumer book publishing and consumer magazine publishing based on projected spending in 1998. This market creates new opportunities for business media companies to expand their presence as new markets and technologies develop. Total spending in business-to-business media was $17.1 billion in 1997 and was estimated to grow 9.7% to $18.8 billion for 1998, according to the Veronis, Suhler & Associates report.

PUBLISHING

     Trade magazines are generally published monthly and provide information about a specific industry sector. In addition, they are typically circulated free-of-charge to readers and generate revenues primarily from the sale of advertising. For advertisers, trade magazines provide highly focused and targeted audiences of qualified, interested readers and a cost-effective means to disseminate information about their products. For readers, trade magazines provide relevant and up-to-date industry specific information.

     The trade publishing industry is fragmented. According to industry sources, there are about 1,500 trade magazine publishing companies that publish about 5,000 titles. According to Veronis, Suhler and Associates, advertising revenue for business magazines has increased at a compound annual growth rate of 9.6% from 1994 to 1997 and was estimated to grow 10.5% to $8.9 billion in 1998. In addition, Veronis, Suhler and Associates forecasts an 8.0% compound annual growth rate for business magazines from 1997 to 2002.

TRADE SHOWS AND CONFERENCES

     Trade shows and conferences enable industry participants to reach targeted audiences, conduct direct selling efforts, transact business and obtain product information from exhibits, conferences and workshops. Trade show and conference attendees include executives, industry analysts, middle-level managers and other industry professionals. According to the Veronis, Suhler & Associates report, spending on exhibition space in trade shows and conferences amounted to $7.2 billion in 1997, a 10.8% increase from 1996. In 1997, exhibit square footage rose 6.7% and attendance increased 6.4% from 1996, according to Veronis, Suhler & Associates. In addition, according to the same source, revenues from trade shows are expected to increase at a compound annual growth rate of 10.1% from 1997 to 2002.

     For attendees, trade shows and conferences provide an opportunity to survey market trends, network with industry professionals and create relationships with new vendors. For exhibitors, trade shows and conferences provide a cost-effective means to position their company, products and services within an industry, introduce new products and cultivate relationships with new and existing customers. In addition, trade shows and conferences enable exhibitors to measure directly the return on their marketing investment based on actual sales and sales leads gathered at the event.

     The trade show industry is highly fragmented. There are about 3,900 trade shows in the United States and Canada produced by more than 2,100 independent companies and industry associations, according to the 1999 Tradeshow Week Data Book and Veronis, Suhler & Associates, respectively. The top ten trade show operators are projected to produce 629 of these trade shows in 1999, according to the 1999 Tradeshow Week Data Book.

ELECTRONIC MEDIA

     We believe electronic media products, particularly Web sites, offer a significant business media opportunity. Industry suppliers use the Internet's advertising, information, commerce and real-time interaction capabilities to target their audiences. Business media companies use the Internet to enable their customers to advertise, conduct online transactions and track user behavior. Business media providers can capture Internet market share by providing proprietary content, electronic commerce opportunities, bulletin boards and magazine subscription and event registration capabilities. According to Simba Information, Inc., Internet advertising revenues totaled $2.1 billion in 1998 and are projected to reach $7.1 billion by 2002.

OUR PRODUCTS AND SERVICES

     We serve ten specific industries with our trade publications, trade shows and conferences and other products, including electronic media.

 IN PRINT: PUBLICATIONS

     Trade Magazines. We are one of the leading publishers of specialized trade magazines in the United States. According to Advertising Age's annual ranking of magazines in the United States, we publish two of the ten largest trade magazines, based on 1997 advertising revenues. Our publications are recognized for the quality of their editorial content. Since 1990, our magazines have won nearly 600 editorial awards.

     We publish 50 trade magazines with a combined circulation of over 3.2 million subscribers worldwide. Our magazines are primarily controlled-circulation. They are distributed free-of-charge to qualified subscribers in our targeted industries.

     Our magazines generate revenues primarily from the sale of advertising space. Each of our magazines has its own advertising sales team and rate structure. Some advertisers may qualify for discounts based on advertising in multiple magazines.

     Subscribers to controlled-circulation magazines qualify to receive our trade magazines by verifying their responsibility for specific job functions and their purchasing authority. We survey subscribers to our controlled-circulation magazines annually to verify their continued qualification.

     Circulation information for the majority of our magazines is audited each year by BPA International, an independent auditor of magazine circulation. These audits verify that we have accurately identified the number and job responsibilities of qualified subscribers and that those subscribers are eligible to receive the relevant magazine according to our established criteria.

     In addition, each of our magazines has its own editorial staff, including writers, designers and production personnel. To preserve the editorial integrity of each magazine's news reporting and analysis, we seek to maintain separation between the editorial and sales staffs of each magazine. We believe that our reputation for objective, fair and credible editorial content contributes significantly to our success. Fifteen of our magazines have served their industries for over 50 years.

     Our editorial staffs meet frequently with readers of their magazines to maintain a current understanding of the information needs and interests of those readers in an effort to serve them more effectively. We devote considerable resources to the study of trends in our industries and strive to make our publications the most respected and widely used among our targeted audiences. Many of our editors and contributors are recognized as experts in their fields and are regularly contacted by the general press to comment on developments and trends in their respective markets.

     Directories and Buyer's Guides. We also publish 32 directories and buyer's guides, which are respected sources of buying information for industry decision makers. We believe that most of the business directories we publish have limited competition.

 IN PERSON: TRADE SHOWS AND CONFERENCES

     We produce 118 trade shows and conferences in our ten industry sectors. In addition to these trade shows and conferences, we maintain licensing agreements for three trade shows and we produce three trade shows under management contracts. According to the 1999 Tradeshow Week Data Book, we are the seventh largest producer of trade shows in the United States.

     In the early 1990s we entered the trade show and conference business, and we have more recently expanded our presence through acquisitions. For example, the acquisition of Mecklermedia in 1998 added the ISPCON and Internet World trade shows to our portfolio. According to the 1998 Tradeshow Week 200, our Spring Internet World trade show was the fastest growing trade show in the United States in 1997 based on net exhibit space. In 1997, we acquired INDEX, a United Kingdom-based producer of trade shows; ISOA, which produces industrial trade shows in the United States and Latin America; and A/E/C SYSTEMS International, which produces trade shows that feature computer solutions in the architectural, engineering and construction industries.

     Attendees at our trade shows and conferences are professionals and managers in the industries we serve. Most trade shows include an extensive conference program, which provides a forum for the exchange and dissemination of information relevant to the particular event's focus. In addition, most trade shows have one or more keynote sessions with speakers who are known for their industry knowledge and expertise. The 1997 and 1998 Internet World trade shows featured keynote speakers, including Lawrence J. Ellison of Oracle, C. Michael Armstrong of AT&T, Steve Case of America Online and Robert J. Davis of Lycos.

     Trade show exhibitors pay a fixed price per square foot of booth space. Typically, a majority of each trade show's exhibitors commit to booth space during the current year's show for the following year. In 1998, exhibitor space fees accounted for 79.3% of Penton's total trade show and conference revenues. We also earn revenues from attendee fees at trade shows and conferences and sponsorship and advertising fees from exhibitors.

 ONLINE: ELECTRONIC MEDIA

     We believe the growth of electronic publishing will provide opportunities to market existing and develop new editorial content from our publications in different formats. We currently produce 42 Web sites. We believe that electronic media offer opportunities to generate additional revenues through increased advertising, sponsorship sales, user fees and transaction fees from electronic commerce. Electronic media products are a growing part of our business and represented less than 1.0% of our revenues in 1998.

 OTHER

     We also provide ancillary information and marketing services that complement our principal business media platforms. These services include:

          - Market Access & Business Development Services. We provide a variety of marketing services, including database rentals and research services. We use information from our subscription and trade show attendee lists and other available databases to compile detailed mailing lists for rental by marketers who want to promote their products and services through direct mail programs.

          - Specialized Advertising Services. We collect and forward reader inquiries to our advertisers. In addition, classified and recruitment advertising sections in our publications and on our Web sites provide a cost-efficient medium for reaching prospects who are ready to buy specialized products and services or who are seeking career opportunities.

          - Custom Communications/Promotion. Penton Custom Publishing produces a full range of client-specific communications in print and electronic format, including newsletters, magazines, catalogs, directories and education and training materials.

          - Research. Penton Research Services offers a full range of primary and secondary research services for advertisers and industry associates. Primary research is used to develop original statistics and analysis based on a variety of research methodologies that may include interviews, surveys and focus groups. Secondary research makes use of existing information to answer a specific research need.

          - Printing. Penton Press prints substantially all of our publications and about 30 titles for other publishers. Services provided include complete electronic and conventional pre-press service, heatset web offset and multi-color sheet-fed printing, and post-press finishing and binding services that include sheet cutting, folding insert tipping, saddle-wire and perfect binding, in-line and off-line mailing and polybagging. Printing accounted for about 5.0% of our total revenue in 1998. We are currently considering strategic alternatives for our printing business.

          - Direct Mail Marketing. Curtin & Pease/Peneco, our direct mail marketing subsidiary, provides direct mail marketing services and advertising/promotion services primarily to the pharmaceutical, healthcare and business services markets. Curtin & Pease/Peneco and its printing division, Feather Fine, accounted for about 5.9% of our total revenue in 1998. We are currently considering strategic alternatives for Curtin & Pease/Peneco and Feather Fine.

OUR TEN INDUSTRY SECTORS

1. INTERNET

     The Internet industry sector contributed about 24% of our pro forma media services revenues in 1998. This industry sector primarily targets service providers and other professionals in the worldwide Internet business. Some of our leading brands in this industry sector are Internet World, Boardwatch and ISPCON. The Internet World trade shows are among the leading events serving the Internet industry. Boardwatch and ISPCON are among the leading magazines and events in the Internet service provider market. In the Internet industry sector we produce two trade magazines, 32 trade shows and conferences and three Web sites.

PUBLICATIONS
--------------------------------------------------------------------------------

         TITLES                      CIRCULATION               ANNUAL FREQUENCY
         ------                      -----------               ----------------
Boardwatch                22,969                               12
Internet World            125,576                              41

TRADE SHOWS AND CONFERENCES
--------------------------------------------------------------------------------

Spring Internet World                                    Internet World Columbia**
Internet World Summer                                    Internet World Egypt**
Internet World                                           Internet World India**
Internet World Australia                                 Internet World Ireland**
Internet World Canada                                    Internet World Israel**
Internet World Expo France                               Internet World Italy/SMAU**
Internet World UK Spring                                 Internet World Japan**
Internet World Mexico                                    Internet World Norway**
ISPCON Fall                                              Internet World Philippines**
ISPCON Spring                                            Internet World Portugal**
ISPCON Canada                                            Internet World Prague**
ISPCON London                                            Internet World Sweden**
ISPCON Australia                                         Internet World Venezuela**
Internet World Argentina**                               Enterprise Customer Management (ECM)
Internet World Asia @ Hong Kong**                        Service Management Europe (SME)
Internet World Asia @ Singapore**                        RealNetworks Conference & Exhibition***
Internet World Berlin**

WEB SITES
-------------------------------------------------------------------------------------------------------
www.iw.com                                               www.internet.com**
www.boardwatch.com

2. DESIGN/ENGINEERING

     The design/engineering industry sector contributed about 16% of our pro forma media services revenues in 1998. This industry sector targets designers and engineers of machinery, consumer products, buildings and systems. Some of our leading brands in this industry sector are A/E/C SYSTEMS and Machine Design. Machine Design is one of the top ten trade magazines in the United States, based on advertising revenue in 1997, according to Advertising Age magazine. In the design/engineering industry sector we produce eight trade magazines, 25 trade shows and conferences and eight Web sites.

PUBLICATIONS
--------------------------------------------------------------------------------

         TITLES                      CIRCULATION               ANNUAL FREQUENCY
         ------                      -----------               ----------------
A/E/C Computer Solutions  30,000                               6
Computer-Aided            55,903                               12
  Engineering
Design Mart               112,000                              5
Hydraulics & Pneumatics   51,934                               12
Machine Design            187,134                              23
Mechanical Solutions      60,000                               4
PT Design                 56,364                               12
PT/Motion Systems         10,000                               6
  Distributor

TRADE SHOWS AND CONFERENCES
--------------------------------------------------------------------------------

A/E/C SYSTEMS                                            Hydraulics & Pneumatics Show - West
A/E/C SYSTEMS Fall                                       Motion Controls & Sensors Show - Greenville
A/E/C SYSTEMS UK                                         Motion Controls & Sensors Show - Mexico
A/E/C SYSTEMS Mexico                                     Motion Controls & Sensors Show - West
A/E/C SYSTEMS IT @ Con-Expo-Con/Agg                      Motion Systems North
A/E/C SYSTEMS Japan*                                     PT Design Show - Greenville
A/E/C SYSTEMS SMAU*                                      PT Design Show - Mexico
A/E/C SYSTEMS SMAU CADD*                                 PT Design Show - West
A/E/C Web Expo                                           Motion Systems Technology Week
Penton's International Manufacturing &                   Motion Systems Technology Week - Mexico
  Engineering Technology (IMET) Congress                 Motion Systems Technology Week - West
EDM/PDM Expo                                             M/TECH
Geo Expo                                                 M/TECH West
Hydraulics & Pneumatics Show - Greenville                Midrange ERP Expo
Hydraulics & Pneumatics Show - Mexico

WEB SITES
-------------------------------------------------------------------------------------------------------
www.caenet.com                                           www.pdem.net
www.fpweb.com                                            www.mtechexpo.com
www.machinedesign.com                                    www.aecsystems.com
www.ptdesign.com                                         www.imetcongress.com

3. ELECTRONICS

     The electronics industry sector contributed about 16% of our pro forma media services revenues in 1998. This industry sector targets engineers who design electronics used in applications, including small appliances, medical equipment and sophisticated microwave-RF and wireless communications systems. Some of our leading brands in this industry sector are EE Product News and Electronic Design. According to Advertising Age, Electronic Design is one of the top ten trade magazines in the United States based on advertising revenues in 1997. In the electronics industry sector we produce eight trade magazines, two trade shows and conferences and five Web sites.

PUBLICATIONS
--------------------------------------------------------------------------------

         TITLES                      CIRCULATION               ANNUAL FREQUENCY
         ------                      -----------               ----------------
EE Product News                        112,048                        12
EE Product News China                   20,000                         4
Electronic Design                      167,700                        26
Electronic Design China                 21,000                        12
Microwaves & RF                         57,945                        12
Penton's Embedded Systems               50,000                         9
  Development
Wireless Systems Design                 50,182                        12
Wireless Systems Design                 15,000                         4
  China

TRADE SHOWS AND CONFERENCES
--------------------------------------------------------------------------------

Wireless Symposium/Portable By Design Conference & Exhibition -- Spring
Wireless Symposium/Portable By Design Conference & Exhibition -- Fall
Wind River Systems Developers Conference***
WEB SITES
-------------------------------------------------------------------------------------------------------
www.thecircuitboard.com                                  www.wsdmag.com
www.eepn.com                                             www.wirelessportable.com
www.elecdesign.com

4. MANUFACTURING

     The manufacturing industry sector contributed about 14% of our pro forma media services revenues in 1998. This industry sector targets users at every level, from the plant floor to the executive offices, in industrial markets including general manufacturing and metals. Some of our leading brands in this market are American Machinist and New Equipment Digest. In the manufacturing sector we produce 12 trade magazines, 29 trade shows and conferences and 13 Web sites.

PUBLICATIONS
--------------------------------------------------------------------------------

         TITLES                      CIRCULATION               ANNUAL FREQUENCY
         ------                      -----------               ----------------
33 Metalproducing                       19,825                        12
Advanced Planning &                     15,000                         4
  Scheduling
American Machinist                      82,120                        12
Flow Manufacturing Report               45,000                         2
Forging                                  5,000                         5
Foundry Management &                    20,357                        12
  Technology
Gases & Welding                          5,000                         6
  Distributor
Midrange ERP                            40,000                        10
New Equipment Digest                   206,806                        12
Shop Owner                             120,000                         3
Used Equipment Directory                75,000                        12
Welding Design &                        41,242                        12
  Fabrication

TRADE SHOWS AND CONFERENCES
--------------------------------------------------------------------------------------------------------
Pacific Coast Industrial & Machine Tool Show                FABFORM
Kentucky Industrial & Manufacturing Technology Show         FABFORM Northern California
                                                            Flow Forum
Northern Alabama Industrial & Machine Tool Show             Industrial Equipment & Maintenance (IEM)
                                                            Expo
Reno Industrial & Machine Tool Show/Nevada Facilities Expo  Leveraging Your ERP Investment
                                                            Metal Components Expo
Tri-Cities Industrial Show                                  Metalmecanica U.S.A.
Tri-State Industrial & Machine Tool Show                    OEM/AMS Aftermarket Services Symposium
Tulsa Industrial & Machine Tool Show                        Pre-Owned Production Equipment (PPE)
USA/Mexico Industrial Expo                                  Primary Metals Expo
Virginia Industrial Show                                    Process Forum
Western Pennsylvania Industrial & Machine Tool Show         Tooling
APS Summit                                                  Total Cost of Ownership (TCO) - Chicago
Computers in Manufacturing (CIM)                            Total Cost of Ownership (TCO) - Dallas
Customer Relationship Management/Front Office               Used Machinery Expo
Cutting Technology Expo

WEB SITES
--------------------------------------------------------------------------------------------------------
www.33metalproducing.com                                    www.buyused.com
www.penton.com/am                                           www.secondarymarket.com
www.penton.com/forging                                      www.cimshow.co.uk
www.foundrymag.com                                          www.apsmagazine.com
www.machine-tool-selector.com                               www.flowmanufacturing.com
www.newequipment.com                                        www.mfg-erp.com
www.isoa.com

5. FOOD/RETAIL/HOSPITALITY

     The food/retail/hospitality industry sector contributed about 8% of our pro forma media services revenues in 1998. This industry sector targets decision-makers in commercial and institutional foodservice, lodging, convenience store headquarters and retail and large-volume baking operations. Some of our leading brands in this sector are Modern Baking and Restaurant Hospitality. In the food/retail/hospitality sector we produce six trade magazines, six trade shows and conferences and one Web site.

PUBLICATIONS
--------------------------------------------------------------------------------

         TITLES                      CIRCULATION               ANNUAL FREQUENCY
         ------                      -----------               ----------------
Baking Management                        9,205                        12
Convenience Store                       41,749                        13
  Decisions
Food Management                         50,761                        12
LH (Lodging Hospitality)                51,071                        12
Modern Baking                           27,293                        13
Restaurant Hospitality                 122,859                        12

TRADE SHOWS AND CONFERENCES
-------------------------------------------------------------------------------------------------------
Kids Marketing Conference                                The Vision Forum -- Chicago
Concepts of Tomorrow Conference                          The Vision Forum -- New York City
LaBevEx**                                                The Vision Forum -- Dallas

WEB SITES
-------------------------------------------------------------------------------------------------------
www.lhonline.com

6. MANAGEMENT

     The management industry sector contributed about 6% of our pro forma media services revenues in 1998. This industry sector targets managers of manufacturing and related firms with best practices information to help them fulfill their visions for business success. Some of our leading brands in this industry sector are Industry Week and IW Growing Companies. In the management industry sector we produce two trade magazines, eight trade shows and conferences and two Web sites.

PUBLICATIONS
--------------------------------------------------------------------------------

         TITLES                      CIRCULATION               ANNUAL FREQUENCY
         ------                      -----------               -----------------
IndustryWeek                           238,848                        23
IW Growing Companies                   210,056                         8

TRADE SHOWS AND CONFERENCES
--------------------------------------------------------------------------------

100 Best - Managed Companies Executive Summit            Driving Auto Industry Excellence
America's Best Plants - Long Beach, CA                   throughout the Value Chain
America's Best Plants - Chicago                          IW Growing Companies Awards
America's Best Plants (Awards Program) - Orlando         Program & Summit
Best Practices From America's Best Plants                Value Chain Conference

WEB SITES
--------------------------------------------------------------------------------

www.industryweek.com
www.iwgc.com

7. SUPPLY CHAIN/AVIATION

     The supply chain/aviation industry sector contributed about 6% of our pro forma media services revenues in 1998. This industry sector targets decision-makers along the entire supply chain, including material handling engineers, third-party logistics providers, and those responsible for carrying, delivering and warehousing the goods, as well as commercial airline executives worldwide. Some of our leading brands in this industry sector are Material Handling Engineering, Transportation & Distribution and Air Transport World. In the supply chain/aviation industry sector we produce six trade magazines, four trade shows and conferences and three Web sites.

PUBLICATIONS
--------------------------------------------------------------------------------

         TITLES                      CIRCULATION               ANNUAL FREQUENCY
         ------                      -----------               -----------------
Airport Equipment &                     20,000                         4
  Technology
Air Transport World                     44,753                        12
Air Transport World China               15,000                         4
Material Handling                       10,200                         4
  Business
Material Handling                       95,641                        13
  Engineering
Transportation &                        71,667                        12
  Distribution

TRADESHOWS AND CONFERENCES
--------------------------------------------------------------------------------

PITOT: The Powered Industrial Truck Operator Training Conference - Chicago
PITOT: The Powered Industrial Truck Operator Training Conference - Pittsburgh Supply Chain Expo
The Warehousing Technology & Distribution Show

WEB SITES
--------------------------------------------------------------------------------

www.atwonline.com                                        www.mhesource.com
www.tdsupplychain.com

8. GOVERNMENT/COMPLIANCE

     The government/compliance industry sector contributed about 4% of our pro forma media services revenues in 1998. This industry sector targets government buyers and professionals who manage industrial safety, occupational health and environmental compliance. Some of our leading brands in this industry sector are Government Product News and Occupational Hazards. We produce Web sites that provide best practices and the latest news related to these areas. In the government/compliance industry sector we produce three trade magazines, one conference and four Web sites.

PUBLICATIONS
--------------------------------------------------------------------------------

         TITLES                      CIRCULATION               ANNUAL FREQUENCY
         ------                      -----------               ----------------
Government Procurement                  17,631                         4
Government Product News                 85,042                        12
Occupational Hazards                    65,901                        12

TRADESHOWS AND CONFERENCES
--------------------------------------------------------------------------------

Champions of Safety Conference

WEB SITES
--------------------------------------------------------------------------------

www.govgroup-online.com                                  www.grpo-online.com
www.gpn-online.com                                       www.ohinteractive.com

9. MECHANICAL SYSTEMS/CONSTRUCTION

     The mechanical systems/construction industry sector contributed about 4% of our pro forma media services revenues in 1998. This industry sector targets people who design, build and install mechanical systems focusing on heating and ventilation. Some of our leading brands in this industry sector are Contracting Business and Heating/Piping/Air Conditioning. In the mechanical systems/construction industry sector we produce three trade magazines, seven trade shows and conferences and three Web sites.

PUBLICATIONS
--------------------------------------------------------------------------------

         TITLES                      CIRCULATION               ANNUAL FREQUENCY
         ------                      -----------               ----------------
Contracting Business                    52,398                        12
Heating/Piping/Air                      53,755                        12
  Conditioning
Energy & Environmental                  37,500                         4
  Management

TRADESHOWS AND CONFERENCES
--------------------------------------------------------------------------------

Build USA                                                Construction Maryland Show
Build USA Fall                                           HVAC Comfortech Show
Computers for Contractors                                AHR/Mexico Show**
Construction Los Angeles

WEB SITES
--------------------------------------------------------------------------------

www.contractingbusiness.com                              www.e-e-m.com
www.hpac.com

10. LEISURE

     The leisure industry sector contributed about 2% of our pro forma media services revenues in 1998. This industry sector targets key professionals managing parks, golf courses, sports grounds, leisure attractions, and facilities for fitness, health and hospitality in the United Kingdom. Our leading brands in this industry sector are International Leisure Industry Week and Leisure Hospitality. In the leisure industry sector we produce four trade shows and conferences.

TRADESHOWS AND CONFERENCES
--------------------------------------------------------------------------------

International Leisure Industry Week                      Parks & Attractions
Fitness, Health & Sport                                  SALTEX Show***
Leisure Hospitality

---------------
  * Licensed Penton event

 ** Joint venture

*** Produced under management contract

COMPETITION

     We experience intense competition for our products and services. We compete with several much larger international firms that operate in many markets and have broad product offerings in publishing and trade shows and conferences. We compete for readers and advertisers in the publishing marketplace. We also compete for trade show and conference expenditures and venues, sponsorships and show attendees in the trade show and conference marketplace. Because our industry is relatively easy to enter, additional competitors may enter these markets and intensify competition.

     Our publications generally compete on the basis of:

     - advertisers' perception of the target audience served by the magazine;

     - readers' preference for the publication's content;

     - readers' acceptance of the publication's authoritative position in its markets;

     - editorial quality;

     - quantity and quality of circulation;

     - readers' response to advertisers' products and services;

     - the strength of complementary products serving the same niche;

     - the effectiveness of sales and customer service; and

     - advertising rates.

     Our trade shows and conferences generally compete on the basis of:

     - the availability of attractive venues and dates;

     - the ability to provide events that meet the needs of particular market segments;

     - the ability to attract qualified attendees; and

     - the ability to provide high quality show services, exhibition space and attractive marketing and sponsorship opportunities.

     In addition, in our trade show and conference business, we compete with many industry associations and, in several countries, the trade show and conference hall owner and operator may also be a competitor.

CUSTOMERS

     We have over 16,000 customers. None of our customers accounted for more than 1.2% of our total revenues in 1998. Our top ten customers, who accounted for only 5.3% of our total revenues in 1998, were:

AT&T                                             Intel
Autodesk, Inc.                                   Linear Technology Corporation
Compaq Computer Corporation                      Microsoft
Hewlett Packard Company                          Motorola, Inc.
IBM Corporation--Commercial Desktop              Texas Instruments

PRODUCTION AND DISTRIBUTION

     We print nearly all of our own magazines and about 30 outside titles at our printing facility in Berea, Ohio. If additional printing capacity is needed, we believe that outside printing services are readily available at competitive prices.

     The principal raw material used in our print publications is paper. We believe that our existing arrangements providing for the supply of paper are adequate and that, in any event, alternative sources are available. Paper costs accounted for about 8.1% of our total operating costs for the year ended December 31, 1998. Paper prices are affected by a variety of factors, including demand, capacity, pulp supply and general economic conditions.

     On February 11, 1999, we announced that we are exploring strategic alternatives for our printing facility.

     Substantially all of our publications and direct mail promotions within the continental United States are delivered by the United States Postal Service. Postage costs also represent a significant expense, accounting for about 6.8% of our total operating costs and expenses for the year ended December 31, 1998.

TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS

     We regard our copyrights, trademarks, service marks and similar intellectual property as critical to our success and rely upon copyright and trademark laws, as well as confidentiality agreements with our employees and others, to protect our rights. We pursue the registration of our material trademarks in the United States and, depending upon use, in other countries. Effective trademark and copyright protection may not be available in every country in which our publications and services are available.

     We may be subject to claims of alleged infringement of our trademarks or our licensees of trademarks and other intellectual property rights of third parties from time to time in the ordinary course of business. We do not believe that these legal proceedings or claims are likely to have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

ENVIRONMENTAL MATTERS

     We are subject to various federal, state and local environmental laws and regulations that (1) govern activities and operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous or toxic wastes, or (2) impose liability for the costs of cleaning up, and damages resulting from, sites of past spills, disposals, or other releases of hazardous or toxic substances or wastes.

     From time to time, current or historical operations at our properties may result or may have resulted in noncompliance with or liability for cleanup pursuant to these environmental laws. In that regard, we have been identified as a potentially responsible party by the United States Environmental Protection Agency, at an off-site location owned by an unrelated third party, pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. We do not believe that our liability for this matter, or compliance with or liability pursuant to these environmental laws generally, will have a material effect on our capital expenditures, earnings or competitive position.

LEGAL PROCEEDINGS

     A former shareholder of Mecklermedia, Ariff Alidina, filed suit against us in the Federal District Court in the Southern District of New York for an unspecified amount, as well as other relief. In addition, the plaintiff indicated that he seeks to represent a class of former Mecklermedia shareholders. The plaintiff claims that we violated the federal securities laws by selling Mr. Meckler an 80.1% interest in internet.com for what the plaintiff alleges was a below-market price, thereby purportedly giving to Mr. Meckler more consideration for his common stock in Mecklermedia than was paid to other stockholders of Mecklermedia during the tender offer. The defendants filed a motion to dismiss, which the court indicated orally on April 9, 1999 will be denied. We filed our answer to the complaint on April 30, 1999. We believe we have meritorious defenses to this action and intend to vigorously defend it. We cannot assure you, however, that the outcome of this suit will be favorable to us or that it will not have a material adverse effect on our business, financial condition or results of operations.

EMPLOYEES

     On December 31, 1998, we employed about 1,450 persons, primarily located in the United States. None of our employees is represented by a labor union, and we consider our relations with our employees to be good.

PROPERTIES

     Our principal properties and their general characteristics are as follows:

                                                                        LEASE         APPROXIMATE
           LOCATION                         PRINCIPAL USE             EXPIRATION      SQUARE FEET
           --------                         -------------             ----------      -----------
Cleveland, Ohio                    General Offices                     2000             186,000
Cleveland, Ohio                    Warehousing                         2001              28,000
Berea, Ohio                        Printing/Warehousing                Owned            138,000
New York, New York                 Sales Offices                       2000              10,000
Dunedin, Florida                   General Offices                     2000              13,000
Safety Harbor, Florida             Warehousing                         1999              18,000
Tampa, Florida                     Printing                            2000              15,000
Tampa, Florida                     General Offices/Warehousing         1999              19,000
Hasbrouck Heights, New Jersey      General Offices                     2001              25,000
Westport, Connecticut              General Offices                     1999              18,700

     Other smaller properties include 17 sales and/or editorial offices under leases expiring through 2013 located in major cities throughout the United States and in the United Kingdom. We believe our facilities are adequate for our present needs.

                                   MANAGEMENT

     The directors, executive officers and other key employees of Penton, and their ages and positions are as follows:

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
King W. Harris............................  55     Chairman of the Board and Director
Thomas L. Kemp............................  47     Chief Executive Officer and Director
Daniel J. Ramella.........................  47     President, Chief Operating Officer and
                                                   Director
Joseph G. NeCastro........................  42     Chief Financial Officer and Treasurer
James D. Atherton.........................  63     Group President
David B. Nussbaum.........................  41     Executive Vice President and Group
                                                   President
James W. Zaremba..........................  58     Group President
Preston L. Vice...........................  50     Senior Vice President
Charles T. Griesemer......................  47     Vice President/Controller
William C. Donohue........................  54     Director
Anthony Downs.............................  68     Director
William J. Friend.........................  35     Director
Joan W. Harris............................  68     Director
John J. Meehan............................  51     Director
Don E. Schultz............................  65     Director
Edward J. Schwartz........................  57     Director
Richard B. Swank..........................  67     Director

     King W. Harris has served as a Director of Penton since May 1987 and as Non-executive Chairman of the Board of Penton since May 1998. Since 1987, Mr. Harris has served as President, Chief Executive Officer and Director of Pittway Corporation, a manufacturer and distributor of alarm and other security products. Mr. Harris currently serves as Non-executive Chairman of the Board and Director of Aptar Group, Inc., a specialty packaging components manufacturer.

     Thomas L. Kemp has served as a Director and as Chief Executive Officer of Penton since September 1996. Mr. Kemp also served as Chairman of the Board of Penton from September 1996 to May 1998. Mr. Kemp's publishing career spans more than 25 years. He spent 22 years with San Francisco based Miller Freeman, Inc., and was Miller Freeman's President and Chief Operating Officer in 1996, when he left that company to join Penton. From 1994 to 1996, Mr. Kemp was Miller Freeman's Executive Vice President and Chief Operating Officer. He also held a series of executive, publishing management and sales positions with Miller Freeman subsequent to joining that company in 1974. Mr. Kemp is a Director and Treasurer of Business Publications Audit International. He is a Director of the Business Press Educational Foundation and a former Director of American Business Press and the Association of Medical Publishers. Mr. Kemp is a frequent speaker at media industry conferences and events. In 1998, Mr. Kemp was named Business Publishing's "Person of the Year" by min magazine.

     Daniel J. Ramella has served as a Director of Penton since July 1990. He has served as President and Chief Operating Officer since 1990, and has worked for Penton for more than 22 years. Mr. Ramella was Senior Vice President, Publishing from 1989 to 1990, and Vice President, Foodservice Group from 1987 to 1989. He was publisher of Restaurant Hospitality magazine from 1985 to 1987. Mr. Ramella held management positions with Production Engineering magazine between 1977 and 1985. Before joining Penton in 1977, he was a Senior Audit Manager for Arthur Andersen & Co. He is a Director, Secretary and Executive Committee Member of American Business Press and has served as a Director of the Business Press Educational Foundation. He is a former Director, Treasurer and Executive Committee member of Business Publications Audit International.

     Joseph G. NeCastro has served as Chief Financial Officer and Treasurer of Penton since June 1998. Before joining Penton, Mr. NeCastro spent five years with Reader's Digest Association, Inc. He was Vice President, Finance for Reader's Digest USA from 1995 until 1998, Corporate Controller in 1994 and 1995, and held other corporate financial management positions with that company in 1993 and 1994. Mr. NeCastro was Vice President and Treasurer of U.S. News & World Report between 1990 and 1993, and Director of Finance from 1987 to 1990. He held senior business development and finance positions with MCI Communications Corporation between 1983 and 1987 before moving into the publishing industry.

     James D. Atherton is Group President of the Mechanical Systems/Construction, Government/Compliance, Management, Supply Chain/Aviation, Industrial Shows of America Groups and Ancillary Products Groups. He has worked in business publishing at Penton for 46 years. Mr. Atherton was Group President of Penton's Inside Sales and Electronics Groups from 1991 to 1995. From 1989 to 1991, he was Senior Vice President of Publishing, and from 1984 to 1989, he was Publishing Vice President of New Equipment Digest and Material Handling Engineering magazines. From 1981 to 1984, he was Vice President of New Equipment Digest, and from 1975 to 1981, he was publisher of that magazine.

     David B. Nussbaum has served as Executive Vice President and Group President of Penton since September 1998. He oversees the Electronics, Used Equipment and Internet Groups, as well as the Independent Exhibitions, Ltd. subsidiary. Before joining Penton, Mr. Nussbaum served as Senior Vice President of the New York Division of Miller Freeman, Inc. from 1995 to August 1998 and as Vice President from 1994 to 1995. He has worked in the business media industry for 19 years.

     James W. Zaremba is Group President of the Design/Engineering, Foods/Hospitality and Manufacturing, and A/E/C SYSTEMS. He has spent most of his 31-year business-to-business publishing career with Penton. From 1993 to 1995, he was Group President of the Design/Engineering and Custom Communications Groups, and from 1991 to 1993, he was Group President of the Design/Engineering Group. He was Group Vice President of the Design/Engineering Group from 1989 to 1991. From 1988 to 1989, he was Publisher of Machine Design magazine, and from 1983 to 1988, he was Publisher of PT Design magazine.

     Preston L. Vice has served as Secretary of Penton since July 1998 and as Senior Vice President of Publishing Services since 1989. Mr. Vice has 20 years of business-to-business publishing experience and 29 years of accounting and finance experience. He was Penton's Vice President of Finance from 1982 to 1989, and Director of Finance from 1979 to 1982. Mr. Vice transferred to Penton from Pittway Corporation in 1979. Previous to his tenure at Pittway he was with Coopers & Lybrand.

     Charles T. Griesemer has served as Vice President/Controller of Penton since July 1998 and as Vice President of Finance since he joined Penton in 1989. In the preceding 16 years, he held finance positions at Thermos Company, Anchor Swan Corporation Inc., Pittway Corporation and Coopers & Lybrand.

     William C. Donohue has served as a Director of Penton since 1998. Since January 1987 Mr. Donohue has served as President of Donohue/Meehan Publishing Company, a business publishing company and a subsidiary of Penton. Mr. Donohue started his 26-year business publishing career in 1973 selling advertising for Woodall Publishing. He was vice president and group publisher of Gorman Publishing's Bakery Production & Marketing and Prepared Foods magazines from 1976 to 1986 before forming Donohue/Meehan Publishing Company in 1987.

     Anthony Downs has served as a Director of Penton since June 1998. Since 1977, Mr. Downs has served as a Senior Fellow of the Brookings Institution, a non-profit social policy research center, and as a consultant. Mr. Downs currently serves as a Director of Pittway Corporation, Bedford Property Investors, Inc., a real estate investment trust, Essex Property Trust, Inc., a real estate investment trust, General Growth Properties, Inc., a real estate investment trust, Massachusetts Mutual Life Insurance Corporation, an insurance company, National Housing Partnership Foundation, a low-income housing operator and NAACP Legal and Educational Defense Fund, Inc., an organization for the advancement of minority interests.

     William J. Friend has served as a Director of Penton since June 1998. Since August 1996, Mr. Friend has served as Assistant to the President/Strategic Planning Manager of Pittway Corporation. From April 1994 to July 1996 he served as national Sales Manager of Xetron, a division of Pittway Corporation. From August 1992 to March 1994 he served as an Engineering Product Manager of System Sensor, a division of Pittway Corporation.

     Joan W. Harris has served as a Director of Penton since June 1998. Ms. Harris has served as President of the Harris Foundation, a private charitable foundation, since January 1993. From 1990 to 1997 Ms. Harris served as President of the Chicago Music and Dance Theater, Commissioner for Cultural Affairs for the City of Chicago, chairperson of the Illinois Arts Alliance and Director of National Public Radio.

     John J. Meehan has served as a Director of Penton since August 1998. Since January 1987 Mr. Meehan has served as Executive Vice President of Donohue/Meehan Publishing Company. Mr. Meehan started his 27-year career in business-to-business publishing at the former Chilton Publishing, where he held marketing and sales management positions with the company's electronics publications from 1972 to 1977. From 1977 to 1986, he was Publisher of Gorman Publishing's Bakery Production & Marketing and Prepared Foods magazines. He was Group Publishing Director for Tompson Publishing in New York from 1986 to 1987 before forming Donohue/Meehan Publishing Company in 1987.

     Don E. Schultz has served as a Director of Penton since June 1998. Mr. Schultz currently serves as President of Agora, Inc., an integrated marketing communications consulting firm. He is a professor of Integrated Marketing Communications at the Medill School of Journalism at Northwestern University. Mr. Schultz serves as a Senior Partner of Targetbase Marketing International and the Targetbase Institute. Mr. Schultz also serves as Director of Insignia Systems, Inc., an in-store promotional materials company.

     Edward J. Schwartz has served as a Director of Penton since June 1998. Since 1989, Mr. Schwartz has served as Vice President of Pittway Corporation.

     Richard B. Swank has served as a Director of Penton since June 1998. Mr. Swank is currently retired. Prior to his retirement, Mr. Swank served as Chairman and Chief Executive Officer, from April 1990 to December 1994, and as a Director from April 1990 to May 1996, of Advanstar Communications, Inc., a magazine publishing, exhibition and marketing services enterprise. Mr. Swank currently serves as a director of The Dialog Corporation plc, an online information and data provider.

EXECUTIVE COMPENSATION

     The following table sets forth 1998 compensation information for our Chief Executive Officer and President and Chief Operating Officer.

                                                                     LONG TERM COMPENSATION AWARDS
                                                                    --------------------------------
                                                    1998                           NUMBER OF SHARES
                                                COMPENSATION        RESTRICTED     OF COMMON STOCK
                                            --------------------      STOCK           UNDERLYING
                                             SALARY      BONUS        AWARDS           OPTIONS
                                            --------    --------    ----------    ------------------
Thomas L. Kemp............................  $450,000    $320,500     $60,000            60,000
Chief Executive Officer
Daniel J. Ramella.........................   350,000     229,000      50,000            46,000
President and Chief Operating Officer

     The restricted stock awards generally have three-year deferral periods, subject to acceleration upon the occurrence of certain events, and the values set forth below are as of the date of grant. As of December 31, 1998, these were the only deferred shares awarded to Mr. Kemp and Mr. Ramella. The stock options granted are not immediately vested. One-third of these options vest one year from the date of grant and two-thirds vest two years from the date of grant with the remainder becoming fully vested three years from the date of grant. These options are granted at the fair market value on the date of the grant.

EMPLOYMENT AGREEMENTS

     During 1998, employment agreements between Penton and each of Messrs. Kemp and Ramella provided for minimum annual salaries of $400,000 and $330,000, respectively, supplementary insurance coverage and participation in Penton's supplemental executive retirement plan. Mr. Kemp's agreement also provided for the payment of accrued but unvested pension plan and defined contribution plan benefits in the event of termination of employment prior to full vesting.

     Under the terms of his employment agreement, Mr. Kemp was entitled to surrender to Pittway for cancellation immediately prior to our spin off from Pittway all non-qualified options to purchase Pittway stock under the Pittway 1990 stock awards plan held by him and to receive from Penton at the close of business on the date of our spin off non-qualified options to purchase shares of our common stock under our equity incentive plan having an exercise price equal to the then fair market value of our common stock and having exercisability provisions corresponding to and an aggregate value equal to that of the surrendered options to purchase Pittway stock. Mr. Kemp exercised one-third of his options to purchase Pittway stock prior to our spin off from Pittway and surrendered his remaining options to purchase Pittway stock for 47,655 options to purchase Penton common stock under our equity incentive plan. The value of these Penton options was equal to the value of the Pittway options Mr. Kemp surrendered. In addition, Mr. Kemp's employment agreement provided that he was to receive, at the close of business on the date of the spin off, a non-qualified option to purchase shares of our common stock under our equity incentive plan having an exercise price equal to the then fair market value of our common stock and a value of $400,000. Mr. Kemp waived this right under his employment agreement in consideration for receiving, in connection with and subject to completion of the spin off, an option to purchase 60,000 shares of our common stock at an exercise price per share equal to the average closing price of our common stock for the five trading day period ending on the eighth trading day after the date of our spin off.

     In lieu of portions of bonuses otherwise payable in cash in 1998, Mr. Kemp and Mr. Ramella were awarded, 3,698 and 3,082 deferred shares under our equity incentive plan.

     In 1999, our Compensation Committee approved restated employment agreements with Messrs. Kemp and Ramella. The agreements provide for minimum annual salaries of $470,000 for Mr. Kemp and $365,000 for Mr. Ramella and supplementary insurance coverage and participation in Penton's supplemental executive retirement plan. These agreements also provide for annual bonuses based on specific company goals, standard executive benefits packages and eligibility to receive options under our various equity plans. The agreements are for terms currently expiring December 31, 2001 and renew automatically at the end of each year for an additional year (or until age 65, if earlier) unless either party elects otherwise. In addition, each of the agreements may be terminated by the executive on 120 days notice. Each agreement includes non-competition, non-solicitation and confidentiality obligations on the part of the executive, which survive its termination.

     The agreements also provide that in the event the executive's employment is terminated by us (other than for "cause" (as defined in the agreements) or by reason of his death, disability or retirement) or by the executive for "good reason" (as defined in the agreements) during the two years following a "change in control," the executive will be entitled to receive certain severance benefits. These benefits include:

          - any accrued but unpaid salary and expense reimbursement;

          - salary (as in effect at the time of termination or, if higher, as in effect as of the most recent extension of the employment period) for a period of three years following the date of his termination after a change in control;

          - target bonus for the year in which the termination occurs or, if higher, the executive's target bonus for the preceding year or the year in which the change in control occurs; and

          - if the executive's employment is terminated after July 1 of the then-current year, a pro-rated portion of the executive's target bonus for the year in which the termination occurs or, if higher, a pro-rated portion of the executive's target bonus for the preceding year or the year in which the change in control occurs.

     Benefits under these agreements are subject to an overall limitation designed to assure that payments will not constitute "excess golden parachute payments" under federal income tax law.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information known to Penton with respect to the beneficial ownership of its common stock (1) as of March 25, 1999 and (2) immediately following this offering by:

     - the persons known by Penton to be the beneficial owners of more than 5% of the outstanding shares of common stock,

     - each director of Penton,

     - all directors and executive officers of Penton as a group, and

     - each selling stockholder.

     Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o Penton Media, Inc., 1100 Superior Avenue, Cleveland, Ohio 44114-2543. See "-- Relationships of Selling Stockholders to Penton."

                                                                                           SHARES BENEFICIALLY
                                               SHARES BENEFICIALLY OWNED                          OWNED
                                               PRIOR TO THIS OFFERING(1)                 AFTER THIS OFFERING(1)
                                               -------------------------                 -----------------------
                    NAME                         NUMBER        PERCENT     OFFERED(2)       NUMBER      PERCENT
                    ----                       -----------   -----------   -----------   ------------   --------
Mario J. Gabelli, et al.(3).................     4,311,203         18.92%            0     4,311,203      14.85%
  One Corporate Center
  Rye, New York 10580
William Harris Investors, Inc.(4)...........     2,948,514         12.94       144,000     2,804,514       9.66
  2 North LaSalle Street
  Suite 400
  Chicago, Illinois 60602
Janus Capital Corporation(5)................     1,583,489          6.95             0     1,583,489       5.45
  100 Fillmore Street, Suite 300
  Denver, Colorado 80206
Current Harris Group(6).....................     5,138,673         22.56       250,000     4,888,673      16.84
Joan W. Harris(6)(7)........................        28,000             *             0        28,000          *
King Harris(2)(6)(8)(12)....................     1,301,572          5.71        53,000     1,248,572       4.30
William J. Friend(6)(9).....................        71,755             *             0        71,755          *
William C. Donohue(2).......................       770,819          3.38             0       770,819       2.66
John J. Meehan..............................       770,819          3.38             0       770,819       2.66
Anthony Downs...............................        10,839             *             0        10,839          *
Thomas L. Kemp..............................         5,835             *             0         5,835          *
Daniel J. Ramella(10).......................        59,548             *             0        59,548          *
Don E. Schultz..............................             0             *             0             0          *
Edward J. Schwartz..........................        18,144             *             0        18,144          *
Richard B. Swank............................         2,500             *             0         2,500          *
All Directors and Executive Officers as a
  Group (17 persons)(2)(11).................     2,974,574         13.06        53,000     2,912,574      10.03
Dromara Investors L.P.(4)(12)...............       201,148             *        22,890       178,258          *
Irving B. Harris Revocable Trust(4)(12).....       346,485          1.52        17,876       328,609          *
William W. Harris Trust(4)(12)..............       409,290          1.80        26,547       382,743       1.32
Cottage Investments L.P.(4)(12).............       173,364             *        19,528       153,836          *
June H. Barrows(4)(12)......................       320,334          1.41             0       320,334       1.10
Katherine P. Harris Trust, dated January 18,
  1991(6)(12)...............................       274,713          1.21        53,000       221,713          *
Toni H. Paul(6)(12).........................       249,123             *        53,000       196,123          *
John B. Harris Fund under the R. Neison
  Harris Trust of 1954 for King William W.
  Harris(12)................................       146,194             *             0       146,194          *
Robert Barrows(4)(12).......................       105,893             *         5,173       100,720          *
Donna E. Barrows(4)(12).....................        96,721             *         4,725        91,996          *
Mary Ann Wark(4)(12)........................        80,792             *         3,947        76,845          *
Harris Foundation(4)(12)....................       151,202             *         7,802       143,400          *
Pam F. Szokol Fund under the R. Neison
  Harris Trust of 1954 for Katherine P.
  Harris(6)(12).............................        48,085             *             0        48,085          *
Patricia Rosbrow(4)(12).....................        45,096             *         2,437        42,659          *

                                                                                           SHARES BENEFICIALLY
                                               SHARES BENEFICIALLY OWNED                          OWNED
                                               PRIOR TO THIS OFFERING(1)                 AFTER THIS OFFERING(1)
                                               -------------------------                 -----------------------
                    NAME                         NUMBER        PERCENT     OFFERED(2)       NUMBER      PERCENT
                    ----                       -----------   -----------   -----------   ------------   --------
Pam F. Szokol Trust, dated February 18,
  1993(6)(12)...............................        39,539             *             0        39,539          *
Daniel H. Meyer Investment Trust(4)(12).....        39,393             *         1,924        37,469          *
Allen H. Paul Fund under the R. Neison
  Harris Trust of 1954, for Toni L.
  Harris(6)(12).............................        39,045             *             0        39,045          *
Charles H. Paul Fund under the R. Neison
  Harris Trust of 1954, for Toni L.
  Harris(6)(12).............................        39,045             *             0        39,045          *
Kelly L. Paul Fund under the R. Neison
  Harris Trust of 1954, for Toni L.
  Harris(6)(12).............................        39,045             *             0        39,045          *
Laurie B. Paul Fund under the R. Neison
  Harris Trust of 1954, for Toni L.
  Harris(6)(12).............................        39,045             *             0        39,045          *
Thomas Meyer Trust(4)(12)...................        35,425             *         1,731        33,694          *
VHP Trust dated November 19, 1976 fbo James
  Polsky(4)(12).............................        31,318             *         1,530        29,788          *
VHP Trust dated November 19, 1976 fbo George
  Polsky(4)(12).............................        28,963             *         1,415        27,548          *
VHP Trust dated November 19, 1976 fbo
  Charles Polsky(4)(12).....................        27,299             *         1,334        25,965          *
Nancy Meyer Trust(4)(12)....................        25,932             *         1,267        24,665
VHP Trust dated November 19, 1976 fbo Jean
  Polsky(4)(12).............................        24,217             *         1,395        22,822          *
Rosetta W. Harris Charitable Lead Trust
  A(4)(12)..................................        23,900             *         1,167        22,733          *
Rosetta W. Harris Charitable Lead Trust
  B(4)(12)..................................        23,900             *         1,167        22,733          *
Rosetta W. Harris Charitable Lead Trust
  C(4)(12)..................................        23,900             *         1,167        22,733          *
Estate of Sidney Barrows(4)(12).............        23,061             *        16,775         6,286          *
Trust f/b/o John B. Harris under the Bette
  D. Harris Grandchildren's Trust, dated
  January 13, 1959(6)(12)...................        20,626             *             0        20,626          *
Irving Harris Foundation(4)(12).............        18,000             *             3        17,997          *
John B. Harris 1988 Trust(6)(12)............        15,349             *             0        15,349          *
Trust f/b/o Alan H. Paul under the Toni L.
  Harris Trust for Children, dated December
  15, 1976(6)(12)...........................        12,266             *             0        12,266          *
Trust f/b/o Charles H. Paul under the Toni
  L. Harris Trust for Children, dated
  December 15, 1976(6)(12)..................        12,266             *             0        12,266          *
Trust f/b/o Kelly L. Paul under the Toni L.
  Harris Trust for Children, dated December
  15, 1976(6)(12)...........................        12,266             *             0        12,266          *
Trust f/b/o Laurie B. Paul under the Toni L.
  Harris Trust for Children, dated December
  15, 1976(6)(12)...........................        12,266             *             0        12,266          *
Jack Polsky Investment Trust(4)(12).........         8,688             *         1,966         6,722          *
Trust f/b/o Alan H. Paul under the Bette D.
  Harris Grandchildren's Trust, dated
  January 13, 1959(6)(12)...................         5,868             *             0         5,868          *
Trust f/b/o Laurie B. Paul under the Bette
  D. Harris Grandchildren's Trust, dated
  January 13, 1959(6)(12)...................         5,868             *             0         5,868          *
Trust f/b/o Charles H. Paul under the Bette
  D. Harris Grandchildren's Trust, dated
  January 13, 1959(6)(12)...................         5,867             *             0         5,867          *

                                                                                           SHARES BENEFICIALLY
                                               SHARES BENEFICIALLY OWNED                          OWNED
                                               PRIOR TO THIS OFFERING(1)                 AFTER THIS OFFERING(1)
                                               -------------------------                 -----------------------
                    NAME                         NUMBER        PERCENT     OFFERED(2)       NUMBER      PERCENT
                    ----                       -----------   -----------   -----------   ------------   --------
Trust f/b/o Kelly L. Paul under the Bette D.
  Harris Grandchildren's Trust, dated
  January 13, 1959(6)(12)...................         5,867             *             0         5,867          *
King W. Harris as custodian for Charles H.
  Paul(6)(12)...............................         5,651             *             0         5,651          *
King W. Harris as custodian for Kelly L.
  Paul(6)(12)...............................         5,455             *             0         5,455          *
Trust uwo fbo William Barrows(4)(12)........         4,792             *           234         4,558          *

---------------
    * Less than one percent

 (1) Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.

 (2) Amounts reflected in the above table assume no exercise of the underwriter's over-allotment option. 53,000 shares, which Mr. King Harris is deemed to beneficially own because he has power to vote these shares, are being sold in the offering. If the over-allotment option is exercised in full, certain members of the Current Harris Group and William Harris Investors, Inc., as identified individually, will sell an additional 795,000 shares in the aggregate, including 238,172 shares over which Mr. Harris has sole or shared power to vote.

 (3) The information as to Mario J. Gabelli and entities controlled directly or indirectly by Mr. Gabelli is derived from Schedule 13D/A as filed with the Commission on March 17, 1999. Such statement discloses that

      - Mr. Gabelli is the chief investment officer for most of the entities signing such statements and is deemed to have beneficial ownership of the shares beneficially owned by all such entities,

      - Mr. Gabelli and such entities do not admit that they constitute a group within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder, and

      - with respect to Penton common stock, Mr. Gabelli and such entities have the sole power to vote and dispose of all the shares of which they are beneficial owners unless the aggregate voting interest of all such entities exceeds 25% of Penton's total voting interest or other special circumstances exist, in which case the proxy voting committees of certain of such entities would have the sole power to vote certain shares of Penton common stock except 99,683 shares of Penton's common stock as to which they have no voting power.

 (4) The information as to William Harris Investors, Inc. ("WHI") is derived from Schedule 13G as filed with the Commission on February 18, 1999 and additional information provided by members of WHI. Such statement, together with information furnished to Penton separately by WHI, disclose that

      - WHI, an investment adviser registered under the Investment Advisers Act of 1940, holds all its shares of Penton common stock on behalf, and in terminable discretionary accounts, of Joan W. Harris and certain other members of the "Harris Group,"

      - WHI shares voting power with such persons, and has sole dispositive power, with respect to all such shares,

      - Irving B. Harris and his children are the sole voting stockholders of WHI, and

      - Irving B. Harris is the Chairman of WHI.

      Certain members of WHI, as identified individually in the table, are selling shares in the offering.

 (5) The information as to Janus Capital Corporation ("Janus") is derived from
     Schedule 13G as filed with the Commission on February 12, 1999. Such statement discloses that

      - Thomas H. Bailey is President and Chairman of the Board of Janus, owns approximately 12.2% of Janus and may be deemed to exercise control over Janus,

      - Janus is deemed to have beneficial ownership of all its shares of Penton common stock,

      - Janus and Mr. Bailey share voting and dispositive power with respect to such shares,

      - all such shares are held by managed portfolios to which Janus is an investment advisor or sub-advisor, and

      - Mr. Bailey disclaims beneficial ownership of such shares.

 (6) The information as to the Current Harris Group (as defined below), Joan W. Harris, King Harris, and William J. Friend is derived in part from Schedule 13D as filed with the Commission on August 12, 1998, statements required to be filed by such named persons pursuant to Section 16(a) of the Securities Exchange Act of 1934 and additional information provided by members of the "Harris Group". Such statements were filed on behalf of such named persons as well as those other persons and entities who are currently members of the "Harris Group" beneficially owning, directly or indirectly, shares of Penton common stock (the "Current Harris Group"). Such statements disclose that, because of the relationships among members of the Current Harris Group, such persons may be deemed to be a group within the meaning of
     Section 13(d) of the Exchange Act and the rules and regulations thereunder. The "Harris Group" means Messrs. Irving B. Harris, Neison Harris, King Harris, William W. Harris, and June Barrows, and their respective spouses, descendants and spouses of descendants, trustees of trusts established for the benefit of such persons, and executors of estates of such persons. Joan
     W. Harris is the spouse of Irving B. Harris and the aunt of King Harris. King Harris is the uncle of William J. Friend. The aggregate number of outstanding shares which may be deemed to be beneficially owned by the Current Harris Group includes all the shares shown in this table for WHI, Joan W. Harris, King Harris, and William J. Friend. The total excludes duplication of shares within such group. Certain members of the Current Harris Group, as identified individually in the table, are selling shares in the offering. See footnote (2).

 (7) Consists of 28,000 shares held by WHI for the account of Joan W. Harris. As set forth in note (3), the voting power of the shares held by WHI is shared by WHI with the respective persons for whose account they are held and WHI has sole dispositive power with respect to such shares.

 (8) Mr. King Harris shares the power to vote and dispose of 949,266 such shares.

 (9) Mr. Friend shares the power to vote and dispose of 70,826 such shares.

(10) Mr. Ramella shares the power to vote and dispose of 58,886 such shares.

(11) Includes 878,440 shares as to which voting power will be shared other than with directors and officers of Penton. See footnote (2).

(12) In the event the underwriters exercise their over-allotment option, these selling stockholders may collectively sell up to an additional 795,000 shares of common stock.

RELATIONSHIPS OF SELLING STOCKHOLDERS TO PENTON

     Mr. King Harris, who is deemed to be selling shares of common stock in the offering, is a director of Penton. See "Management." Mr. Harris is also an executive officer of Pittway Corporation.

      UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

     The following summary describes the principal United States federal income tax consequences of the purchase, ownership and disposition of Penton common stock by a holder that, for United States federal income tax purposes, is not a "U.S. Holder" (as defined below) (a "Non-U.S. Holder"). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations ("Regulations"), changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Penton common stock held as a capital asset within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a Holder in light of its particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, persons holding our common stock as part of a hedging, conversion, or straddle transaction, or holders whose functional currency is not the United States dollar. Persons considering the purchase of our common stock should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of our common stock that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity treated as a corporation) or partnership created in or under the laws of the United States or of any State thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (including certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that timely elected to continue to be treated as United States persons).

TAXATION OF DIVIDENDS

     In general, Non-U.S. Holders will be subject to United States income taxation on dividends paid, or deemed paid, by Penton on its common stock. With respect to Non-U.S. Holders that are not engaged in a United States trade or business, dividends paid by Penton to such Non-U.S. Holders will be subject to United States withholding tax at a 30 percent rate (unless reduced by an applicable income tax treaty). If the receipt of a dividend by a Non-U.S. Holder is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the dividend will be subject to United States federal income tax imposed on net income on the same basis that applies to United States holders generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax).

SALE, REDEMPTION OR OTHER DISPOSITION OF THE STOCK

     Except as provided below, a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax with respect to gain recognized on the sale or other disposition of our common stock, unless (i) the gain is effectively connected with the conduct of a United States trade or business by such Non-U.S. Holder or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and certain other requirements are met.

     If proceeds from the disposition of our common stock are effectively connected with the conduct of a United States trade or business by the Non-U.S. Holder (or the Non-U.S. Holder is otherwise subject to United States federal income taxation on a net income basis), such Non-U.S. Holder generally will be subject to the rules that apply to U.S. holders generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax) but will not be subject to United States federal withholding tax (subject to any modification provided under an applicable income tax treaty).

UNITED STATES FEDERAL ESTATE TAXES

     Common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States on the date of death will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, Penton must report annually to the United States Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such holder, and the tax withheld on such dividends, regardless of whether any tax has actually been withheld. This information may also be made available to the tax authorities of a country in which the Non-U.S. Holder resides.

     Backup withholding generally will not apply to payments made to a Non-U.S. Holder of our common stock that provides the appropriate certification of foreign status. Payments by a United States office of a broker of the proceeds of a disposition of our common stock generally will not be subject to backup withholding if the Non-U.S. Holder certifies it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to a payment of the proceeds of the disposition of our common stock by or through a foreign office of a United States broker or a foreign broker that is a related person, unless the Non-U.S. Holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption.

     The United States Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, such regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement dated May 7, 1999, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc., Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Representatives"), have severally agreed to purchase from Penton and the selling stockholders the number of shares set forth opposite their names below.

                                                                 NUMBER
                       UNDERWRITERS:                            OF SHARES
                       -------------                            ---------
Donaldson, Lufkin & Jenrette Securities Corporation.........    1,464,000
Salomon Smith Barney Inc....................................    1,464,000
Bear, Stearns & Co. Inc. ...................................      975,000
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................      975,000
BT Alex. Brown Incorporated.................................       80,000
CIBC World Markets..........................................       80,000
Credit Suisse First Boston Corporation......................       80,000
A.G. Edwards & Sons, Inc. ..................................       80,000
ING Baring Furman Selz LLC..................................       80,000
Lazard Freres & Co. LLC.....................................       80,000
Lehman Brothers Inc. .......................................       80,000
J.P.Morgan Securities Inc. .................................       80,000
Morgan Stanley & Co. Incorporated...........................       80,000
Wasserstein Perella Securities, Inc. .......................       80,000
Gabelli & Company, Inc. ....................................       80,000
William Blair & Company, L.L.C. ............................       53,000
Fahnestock & Co. Inc. ......................................       53,000
Fifth Third Securities, Inc. ...............................       53,000
Gerard Klauer Mattison & Co., Inc. .........................       53,000
Gruntal & Co., L.L.C. ......................................       53,000
Hoak Breedlove Wesneski & Co. ..............................       53,000
Janney Montgomery Scott Inc. ...............................       53,000
Jefferies & Company.........................................       53,000
Legg Mason Wood Walker, Incorporated........................       53,000
McDonald Investments Inc., a KeyCorp Company................       53,000
Pennsylvania Merchant Group.................................       53,000
Raymond James & Associates, Inc.............................       53,000
The Robinson-Humphrey Company, LLC..........................       53,000
Sands Brothers & Co., LTD. .................................       53,000
                                                                ---------
     Total..................................................    6,500,000
                                                                =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of specific legal matters by their counsel and to specific other conditions. Except for those shares covered by the over-allotment option, the underwriters are obligated to purchase and accept delivery of all the shares if they purchase any of the shares. The over-allotment option is discussed below.

     The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to some dealers at the public offering price less a concession not in excess of $.56 per share. The underwriters may allow, and these dealers may re-allow, a concession not in excess of $.10 per share on sales to some other dealers. After the initial offering of the shares to the public, the underwriters may change the public offering price and these concessions.

     An electronic prospectus is available on the Web site maintained by DLJdirect Inc., a selected dealer and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. The underwriters have agreed to allocate a limited number of shares to them for sale to their brokerage account holders.

     Penton and the selling stockholders have granted the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 975,000 additional shares at the public offering price less the underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to specific conditions, to purchase a number of additional shares about proportionate to that underwriter's initial purchase commitment.

     Penton and the selling stockholders have agreed to indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

     Penton, each of the selling stockholders and the executive officers and directors of Penton have agreed that, for a period of 90 days from the date of this prospectus, they will not, subject to some exceptions, without the prior written joint consent of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc. (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of common stock or other securities, in cash or otherwise). In addition, for a 90 day period Penton has agreed not to file any registration statement with respect to, and each of its executive officers, directors and some stockholders of Penton (including the selling stockholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable for common stock without the prior written joint consent of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc.

     Donaldson, Lufkin & Jenrette Securities Corporation has performed investment banking and advisory services for us from time to time for which it has received customary fees and reimbursement of expenses. An affiliate of Donaldson, Lufkin & Jenrette Securities Corporation acted as syndication agent for the credit agreement. Because more than 10% of the net proceeds of this offering may be paid to a member of the National Association of Securities Dealers, Inc. (the "NASD") or a person affiliated or associated with a member, the offering is being conducted in compliance with Rule 2710(c)(8) of the NASD conduct rules. Penton will use a portion of the net proceeds it receives in this offering to repay outstanding indebtedness under the credit agreement. The Representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     Other than in the United States, no action has been taken by Penton, the selling stockholders or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any of these shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

     In connection with this offering, some underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

                                 LEGAL MATTERS

     Legal matters in connection with the offering described in this prospectus will be passed upon for Penton Media, Inc. by Jones, Day, Reavis & Pogue, Cleveland, Ohio. Legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

     The financial statements of Penton Media, Inc. (formerly Penton Publishing, Inc. and, prior to August 7, 1998, a wholly-owned subsidiary of Pittway Corporation) as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited financial statements of Mecklermedia Corporation as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     We file reports, proxy statements, and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission, including Penton. In addition, our common stock is listed on the New York Stock Exchange and our reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" the documents that we file with the Commission. This means that we can disclose information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information we file with the Commission after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.

     We incorporate by reference the following documents that we have filed with the Commission and any filings that we will make with the Commission in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     - Annual Report on Form 10-K for the year ended December 31, 1998;

     - Current Report on Form 8-K dated and filed on April 20, 1999;

     - Current Report on Form 8-K dated November 24, 1998 and filed on December 9, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed on February 8, 1999; and

     - Registration Statement on Form 8-A/A, filed on March 30, 1999.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: Penton Media, Inc., Attention: Mary Abood, Director of Corporate Communications, 1100 Superior Avenue, Cleveland, Ohio 44114, telephone number: (216) 696-7000.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Pro Forma Consolidated Financial Statements (Unaudited):
  Introduction to Unaudited Pro Forma Consolidated Financial
     Statements.............................................   F-2
  Unaudited Pro Forma Consolidated Statement of Income for
     the year ended December 31, 1998.......................   F-3
  Unaudited Pro Forma Consolidated Balance Sheet at December
     31, 1998...............................................   F-4
  Notes to Unaudited Pro Forma Consolidated Financial
     Statements.............................................   F-5

Consolidated Financial Statements (Audited):
  Report of Independent Accountants.........................   F-7
  Consolidated Statements of Income for the years ended
     December 31, 1996, 1997, and 1998......................   F-8
  Consolidated Balance Sheets at December 31, 1997 and
     1998...................................................   F-9
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996, 1997, and 1998......................  F-10
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1996, 1997, and 1998..........  F-11
  Notes to Consolidated Financial Statements................  F-12

                                INTRODUCTION TO
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated statement of income reflects adjustments to Penton's historical consolidated statement of income for the year ended December 31, 1998, to give effect to:

     - The acquisition of Donohue Meehan Publishing Company, which was completed on August 7, 1998, and the related issuance of 1,541,638 shares of common stock, as if both had occurred on January 1, 1998;

     - The acquisition of Mecklermedia Corporation on November 24, 1998, as if it had occurred on January 1, 1998;

     - The sale of an 80.1% equity interest in internet.com to Alan M. Meckler as if it occurred on January 1, 1998;

     - Other adjustments required to reflect the combined results of operations of Penton as an independent public company; and

     - The sale by Penton of 6,250,000 common shares in this offering, and the application of the net proceeds, at an offering price of $19.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

     The Donohue Meehan and Mecklermedia Corporation acquisitions are treated as purchase transactions and, as such, the purchase price allocations are preliminary in nature and are subject to change within the twelve months following each acquisition based on refinements as actual data becomes available. The unaudited pro forma consolidated statements of income are not necessarily indicative of what the actual results of operations of Penton would have been assuming the transactions had been completed as set forth above, nor do they purport to represent Penton's results of operations for future periods.

     The following unaudited pro forma consolidated balance sheet reflects adjustments to Penton's historical consolidated balance sheet at December 31, 1998 to give effect to this offering.

     The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and related notes of Penton.

                               PENTON MEDIA, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                        YEAR ENDED DECEMBER 31, 1998
                       -----------------------------------------------------------------------------------------------
                                     DONOHUE
                                      MEEHAN
                         PENTON      1/1/98-      MECKLERMEDIA     PRO FORMA     PRO FORMA    OFFERING      PRO FORMA
                       HISTORICAL     8/7/98     1/1/98-9/30/98   ADJUSTMENTS    COMBINED    ADJUSTMENTS   AS ADJUSTED
                       ----------   ----------   --------------   -----------    ---------   -----------   -----------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.............   $233,118      $5,892         $63,217      $      970(a)  $303,834      $            $303,834
                                                                       4,181(b)
                                                                      (3,544)(c)
                        --------      ------         -------                     --------                   --------
Operating Expenses:
Editorial, production
  and circulation....    101,793       1,748          34,029             727(a)   137,254                    137,254
                                                                       1,028(b)
                                                                      (2,071)(c)
Selling, general and
  administrative.....     93,886       1,690          10,004             160(a)   103,123                    103,123
                                                                         397(b)
                                                                      (2,502)(c)
                                                                         900(d)
                                                                      (1,412)(e)
Depreciation and
  amortization.......     10,720          50           3,933            (505)(c)   30,917                     30,917
                                                                         473(f)
                                                                      14,174(g)
                                                                       2,072(h)
                        --------      ------         -------                     --------                   --------
                         206,399       3,488          47,966                      271,294                    271,294
                        --------      ------         -------                     --------                   --------
Operating income.....     26,719       2,404          15,251                       32,540                     32,540
Other income
  (expense):
Interest expense.....     (5,558)        (15)             --            (341)(i)  (24,278)       6,294(m)    (17,984)
                                                                     (24,278)(j)
                                                                       5,914(k)
Miscellaneous, net...     (1,028)         37           2,502               6(b)     1,517                      1,517
                        --------      ------         -------                     --------                   --------
                          (6,586)         22           2,502                      (22,761)                   (16,467)
                        --------      ------         -------                     --------                   --------
Income before
  taxes..............     20,133       2,426          17,753                        9,779                     16,073
Provision for
  (benefit from)
  income taxes.......      9,243          --           6,795          (6,367)(l)    9,671        2,477(n)     12,148
                        --------      ------         -------                     --------                   --------
Net income...........   $ 10,890      $2,426         $10,958                     $    108                   $  3,925
                        ========      ======         =======                     ========                   ========
Per share data:
Earnings per
  share -- basic and
  diluted:
Net income...........   $   0.50                                                                            $   0.14
                        ========                                                                            ========
Average number of
  shares
  outstanding........     21,882                                                                              28,132(o)
                        ========                                                                            ========

    The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                               PENTON MEDIA, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                    AT DECEMBER 31, 1998
                                                          ----------------------------------------
                                                                         OFFERING
                                                          HISTORICAL    ADJUSTMENTS    AS ADJUSTED
                                                          ----------    -----------    -----------
                                                                   (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash..................................................   $  3,953        37,675(p)    $ 41,628
  Accounts and notes receivable, net....................     37,956                       37,956
  Inventories...........................................      2,361                        2,361
  Deferred tax assets...................................      5,797                        5,797
  Prepayments, deposits and other.......................      8,086                        8,086
                                                           --------                     --------
     Total current assets...............................     58,153                       95,828
                                                           --------                     --------
Property, plant and equipment, net......................     28,931                       28,931
Other assets:
  Goodwill, net.........................................    340,706                      340,706
  Other intangibles, net................................     46,906                       46,906
  Investment in joint venture...........................      4,472                        4,472
  Other.................................................        133                          133
                                                           --------                     --------
     Total assets.......................................    392,217                      392,217
                                                           --------                     --------
                                                           $479,301                     $516,976
                                                           ========                     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Senior debt facility..................................   $ 11,250                     $ 11,250
  Revolving credit facility.............................      6,000                        6,000
  Notes payable.........................................      1,000                        1,000
  Accounts payable......................................     10,823                       10,823
  Income taxes payable..................................      8,059                        8,059
  Accrued compensation and benefits.....................      9,644                        9,644
  Other accrued expenses................................     17,522                       17,522
  Unearned income.......................................     14,564                       14,564
                                                           --------                     --------
     Total current liabilities..........................     78,862                       78,862
                                                           --------                     --------
Long-term liabilities and deferred credits:
  Senior debt facility..................................    288,750       (77,675)(q)    211,075
  Net deferred pension credits..........................     18,007                       18,007
  Deferred taxes........................................      5,313                        5,313
  Other.................................................        880                          880
                                                           --------                     --------
     Total liabilities..................................    312,950                      235,275
                                                           --------                     --------
Stockholders' equity
  Preferred stock.......................................         --                           --
  Common stock..........................................        228            63(r)         291
  Capital in excess of par value........................     55,050       115,287(r)     170,337
  Retained earnings.....................................     32,262                       32,262
  Other comprehensive income............................        (51)                         (51)
                                                           --------                     --------
     Total stockholders' equity.........................     87,489                      202,839
                                                           --------                     --------
       Total liabilities and stockholders' equity.......   $479,301                     $516,976
                                                           ========                     ========

    The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. PRO FORMA ADJUSTMENTS

Statement of income adjustments:

(a) Mecklermedia acquired Boardwatch on May 15, 1998. Reflects the operations of Boardwatch from January 1, 1998 to May 15, 1998.

(b) Mecklermedia acquired One, Inc. on May 15, 1998. Reflects the operations of One, Inc. from January 1, 1998 to May 15, 1998.

(c) Penton sold 80.1% of internet.com on November 24, 1998. Eliminates the operations of internet.com from January 1, 1998 to November 24, 1998.

(d) Penton was spun off from Pittway Corporation on August 7, 1998. Reflects estimated additional costs as if Penton had been an independent public company from January 1, 1998 to August 7, 1998.

(e) Penton was spun off from Pittway Corporation on August 7, 1998. Eliminates non-recurring Pittway allocated costs, including Pittway stock appreciation rights held by Penton employees, from January 1, 1998 to August 7, 1998.

(f) Penton acquired Donohue Meehan on August 7, 1998. Reflects incremental amortization of intangible assets resulting from the acquisition of Donohue Meehan as if Penton owned Donohue Meehan from January 1, 1998 to August 7, 1998. Goodwill has been amortized over a period of 40 years and other intangibles have been amortized over periods ranging from 3-15 years.

(g) Penton acquired Mecklermedia on November 24, 1998. Reflects incremental amortization of intangible assets resulting from the acquisition of Mecklermedia as if Penton owned Mecklermedia from January 1, 1998 to November 24, 1998. Goodwill, based on preliminary purchase price allocation, has been amortized over a period of 20 years and other intangibles have been amortized over periods ranging from 3-15 years.

(h) The $300 million credit agreement became effective on November 24, 1998. Reflects incremental amortization of financing fees incurred with the $300 million credit agreement as if it had been effective from January 1, 1998 to November 24, 1998. Amounts are being amortized over a seven-year period, the life of the agreement.

(i) Penton acquired Donohue Meehan on August 7, 1998. Reflects incremental interest expense on debt incurred to fund cash portion of purchase price as if Penton owned Donohue Meehan from January 1, 1998 to August 7, 1998.

(j) The $300 million credit agreement became effective on November 24, 1998. Reflects incremental interest expense on the $300 million credit agreement as if it had been effective from January 1, 1998 to November 24, 1998. The interest rate used reflects the rates charged at December 31, 1998 of 7.79% for the $175 million term loan A and 8.54% for the $125 million term loan B.

(k) Reflects elimination of interest expense on all debt repaid with proceeds from the $300 million credit agreement.

(l) Reflects the incremental provision for federal income taxes on the acquired companies previously taxed as subchapter S corporations or limited liability companies as well as federal and state income taxes related to the pro forma income statement adjustments noted above.

2. OFFERING ADJUSTMENTS

Statement of income adjustments:

(m) Reflects the elimination of interest expense on amounts outstanding under the credit agreement repaid with proceeds from the offering. The interest rate used reflects the weighted average of the rates charged at December 31, 1998 of 7.79% for the $175 million term loan A and 8.54% for the $125 million term loan B.

(n) Reflects the incremental provision for federal and state income taxes related to the offering adjustments.

(o) Reflects the issuance of 6,250,000 primary shares of common stock.

Balance sheet adjustments:

(p) Reflects proceeds received from the issuance of 6,250,000 primary shares of common stock for working capital and other general corporate purposes.

(q) Reflects the repayment of amounts outstanding under the credit agreement with a portion of the net proceeds from the offering.

(r) Reflects the proceeds from the issuance of 6,250,000 primary shares of common stock, net of estimated offering costs. Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

3. EARNINGS PER SHARE

     Pro forma earnings per share is calculated by dividing net income by the average number of shares outstanding during the period. The average number of shares outstanding during the period is calculated as follows:

Pro Forma Basic and Diluted:
Average number of shares outstanding........................  21,882
                                                              ======
Pro Forma Basic and Diluted As Adjusted:
Average number of shares outstanding........................  21,882
Adjustment for shares issued in offering....................   6,250
                                                              ------
                                                              28,132
                                                              ======

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF PENTON MEDIA, INC.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Penton Media, Inc. (formerly Penton Publishing, Inc., and, prior to August 7, 1998, a wholly-owned subsidiary of Pittway Corporation) and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Penton Media Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
February 10, 1999

                               PENTON MEDIA, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996        1997        1998
                                                             --------    --------    --------
                                                                  (DOLLARS IN THOUSANDS,
                                                                EXCEPT PER SHARE AMOUNTS)
REVENUES...................................................  $188,557    $204,931    $233,118
                                                             --------    --------    --------
OPERATING EXPENSES:
  Editorial, production and circulation....................    91,581      94,560     101,793
  Selling, general and administrative......................    72,566      78,523      93,886
  Depreciation and amortization............................     5,911       6,551      10,720
                                                             --------    --------    --------
                                                              170,058     179,634     206,399
                                                             --------    --------    --------
Operating income...........................................    18,499      25,297      26,719
                                                             --------    --------    --------
Other income (expense):
  Interest expense.........................................       (34)       (841)     (5,558)
  Gain on sale of publications.............................        --       1,040          --
  Writedown on impairment of assets........................        --          --      (1,000)
  Miscellaneous, net.......................................        17          10         (28)
                                                             --------    --------    --------
                                                                  (17)        209      (6,586)
                                                             --------    --------    --------
Income before income taxes.................................    18,482      25,506      20,133
                                                             --------    --------    --------
INCOME TAXES:
  Current..................................................     6,733       9,754      14,336
  Deferred.................................................       793         878      (5,093)
                                                             --------    --------    --------
                                                                7,526      10,632       9,243
                                                             --------    --------    --------
Net income.................................................  $ 10,956    $ 14,874    $ 10,890
                                                             --------    --------    --------
Per share data:
Earnings per common share -- basic and diluted:
  Net income...............................................  $    .52    $    .70    $    .50
Average number of shares outstanding.......................    21,240      21,240      21,882
                                                             ========    ========    ========

     The accompanying notes are an integral part of these consolidated financial statements.

                               PENTON MEDIA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)

ASSETS
Current assets:
  Cash......................................................  $  2,419     $  3,953
  Accounts and notes receivable, less allowance for doubtful accounts of $2,406 and $4,899 in 1997 and 1998,
     respectively...........................................    29,363       37,956
  Inventories...............................................     2,429        2,361
  Deferred tax assets.......................................     2,851        5,797
  Prepayments, deposits and other...........................     3,886        8,086
                                                              --------     --------
                                                                40,948       58,153
                                                              --------     --------
Property, plant and equipment, at cost:
  Buildings.................................................     6,168        6,170
  Machinery and equipment...................................    60,493       69,730
                                                              --------     --------
                                                                66,661       75,900
  Less: accumulated depreciation............................    39,845       47,395
                                                              --------     --------
                                                                26,816       28,505
                                                              --------     --------
  Land......................................................       426          426
                                                              --------     --------
                                                                27,242       28,931
                                                              --------     --------
Other assets:
  Goodwill, less accumulated amortization of $6,192 and
     $10,129 in 1997 and 1998, respectively.................    65,460      340,706
  Other intangibles, less accumulated amortization of $5,443
     and $7,828 in 1997 and 1998, respectively..............     6,362       46,906
  Deferred tax assets.......................................     4,067           --
  Investment in joint venture...............................        --        4,472
  Due from parent company...................................    12,212           --
  Other.....................................................       135          133
                                                              --------     --------
                                                                88,236      392,217
                                                              --------     --------
                                                              $156,426     $479,301
                                                              ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Senior debt facility......................................  $     --     $ 11,250
  Revolving credit facility.................................        --        6,000
  Notes payable.............................................    34,170        1,000
  Accounts payable..........................................     9,427       10,823
  Income taxes payable......................................        --        8,059
  Accrued compensation and benefits.........................     9,081        9,644
  Other accrued expenses....................................     8,383       17,522
  Unearned income, principally trade show and conference
     deposits...............................................     5,203       14,564
                                                              --------     --------
                                                                66,264       78,862
                                                              --------     --------
Long-term liabilities and deferred credits:
  Senior debt facility......................................        --      288,750
  Net deferred pension credits..............................    19,592       18,007
  Deferred taxes............................................        --        5,313
  Other.....................................................       957          880
                                                              --------     --------
                                                                20,549      312,950
                                                              --------     --------
Stockholders' equity:
  Preferred stock, 2,000,000 shares authorized; none
     issued.................................................        --           --
  Common stock, $.01 par value, 60,000,000 shares
     authorized; 21,240,000 and 22,781,713 shares issued and
     outstanding at December 31, 1997, and 1998,
     respectively...........................................       212          228
  Capital in excess of par value............................    29,630       55,050
  Retained earnings.........................................    39,771       32,262
  Other comprehensive income................................        --          (51)
                                                              --------     --------
                                                                69,613       87,489
                                                              --------     --------
                                                              $156,426     $479,301
                                                              ========     ========

     The accompanying notes are an integral part of these consolidated financial statements.

                               PENTON MEDIA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1996        1997        1998
                                                              ---------    -------    --------
                                                                   (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  10,956    $14,874    $ 10,890
  Adjustments to reconcile income from operations to net
     cash provided by operating activities:
     Depreciation and amortization..........................      5,911      6,551      10,720
     Deferred income taxes..................................        793        878      (5,093)
     Retirement and deferred compensation plans.............     (2,032)    (2,000)     (1,584)
     Provision for losses on accounts receivable............        948        662         282
     Writedown on impairment of assets......................         --         --       1,000
     Gain on sale of publications...........................         --     (1,040)         --
     Changes in assets and liabilities, excluding effects
       from acquisitions and dispositions:
       Accounts and notes receivable........................     (2,313)     1,261      (1,960)
       Inventories..........................................         37        931         284
       Prepayments and deposits.............................         94        630      (1,481)
       Accounts payable and accrued expenses................      5,952      1,584      10,170
       Unearned income......................................        687       (552)      2,421
       Other changes, net...................................       (526)      (593)        100
                                                              ---------    -------    --------
          Net cash provided by continuing operations........     20,507     23,186      25,749
                                                              ---------    -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, excluding businesses acquired.......     (4,822)    (5,450)     (5,775)
  Net assets of businesses acquired, net of cash............       (900)   (48,733)   (283,382)
  Proceeds from sale of internet.com........................         --         --      18,000
  Proceeds from sale of publications........................      1,000        991          --
                                                              ---------    -------    --------
          Net cash used by investing activities.............     (4,722)   (53,192)   (271,157)
                                                              ---------    -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from senior debt facility........................         --         --     300,000
  Proceeds from revolving credit facility...................         --         --       6,000
  Payment of financing costs................................         --         --     (14,754)
  Increase in notes payable.................................         --     48,342          --
  Prepayments of notes payable..............................         --    (14,000)    (38,066)
  Dividends to parent company...............................    (22,567)    (4,412)     (4,820)
  Dividends to shareholders.................................         --         --      (1,367)
  Advances from parent company..............................      6,679        924          --
                                                              ---------    -------    --------
          Net cash provided (used) by financing
            activities......................................    (15,888)    30,854     246,993
                                                              ---------    -------    --------
Effect of exchange rate.....................................         --         --         (51)
                                                              ---------    -------    --------
Net (decrease) increase in cash.............................       (103)       848       1,534
Cash at beginning of period.................................      1,674      1,571       2,419
                                                              ---------    -------    --------
Cash at end of period.......................................  $   1,571    $ 2,419    $  3,953
                                                              =========    =======    ========
Supplemental cash flow disclosure:
  Interest paid.............................................  $      35    $   841    $  5,545
                                                              =========    =======    ========
  Income taxes paid.........................................  $   8,823    $10,759    $ 10,026
                                                              =========    =======    ========

     The accompanying notes are an integral part of these consolidated financial statements.

                               PENTON MEDIA, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                    CAPITAL IN       OTHER
                                  PREFERRED   COMMON      STOCK     EXCESS OF    COMPREHENSIVE   RETAINED
                                   SHARES     SHARES    PAR VALUE   PAR VALUE       INCOME       EARNINGS
                                  ---------   -------   ---------   ----------   -------------   --------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance -- December 31, 1995....      --       21,240     $212       $29,630         $ --        $40,920
                                    ----      -------     ----       -------         ----        -------
  Net income....................                                                                  10,956
  Dividends.....................                                                                 (22,567)
                                    ----      -------     ----       -------         ----        -------
Balance -- December 31, 1996....      --       21,240      212        29,630           --         29,309
                                    ----      -------     ----       -------         ----        -------
  Net income....................                                                                  14,874
  Dividends.....................                                                                  (4,412)
                                    ----      -------     ----       -------         ----        -------
Balance -- December 31, 1997....      --       21,240      212        29,630           --         39,771
                                    ----      -------     ----       -------         ----        -------
  Net income....................                                                                  10,890
  Dividends.....................                                                                  (1,367)
  Issuance of common stock with
     Donohue/Meehan Publishing
     combination................                1,542       16        25,420
  Dividend to Pittway...........                                                                 (17,032)
  Cumulative foreign currency
     translation................                                                      (51)
                                    ----      -------     ----       -------         ----        -------
Balance -- December 31, 1998....      --       22,782     $228       $55,050         $(51)       $32,262
                                    ====      =======     ====       =======         ====        =======

     The accompanying notes are an integral part of these consolidated financial statements.

                               PENTON MEDIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Penton Media, Inc., formerly known as Penton Publishing, Inc. ("Penton" or the "Company") is a business media company that publishes magazines and electronic media, produces trade shows and conferences, and provides marketing and business development products and services, including direct mail lists, research and custom publishing. Penton serves the design/engineering; electronics; Internet; food/retail/hospitality; government/compliance; leisure; management; manufacturing; mechanical systems/construction; and supply chain/aviation markets.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Penton and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are stated at the lower of cost or market. Costs included in inventories are raw materials, direct labor and manufacturing overhead. Cost of substantially all of the paper and ink stock is determined by using the last-in, first-out (LIFO) method, while the remaining inventories are valued primarily using the average cost method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. The Company records depreciation, using the straight-line method, in amounts sufficient to write off the cost of depreciable assets over the following estimated useful lives:

Computer equipment..............................    3-5 years
Furniture, fixtures and equipment...............    3-10 years
Buildings.......................................    18-40 years
Leasehold improvements..........................    Estimated useful lives or lease term, whichever
                                                    is shorter

     Depreciation expense amounted to approximately $5.0 million, $5.3 million and $6.2 million for the years ended December 31, 1996, 1997 and 1998, respectively.

     Maintenance and repair expenditures are charged to appropriate expense accounts in the period incurred; replacements, renewals and betterments are capitalized. Upon sale or other disposition of property, the cost and accumulated depreciation of such properties are eliminated from the accounts and the gains or losses thereon are reflected in results of operations.

INTANGIBLE ASSETS

     Goodwill, trademarks and trade names acquired in purchase transactions are amortized using the straight-line method over periods ranging from 20 to 40 years.

     Other intangibles acquired in purchase transactions or developed internally, consisting of non-compete agreements, customer mailing lists, exhibitor lists, and patents and copyrights, are being amortized using the straight-line method over their estimated useful lives ranging from 3 to 15 years.

                               PENTON MEDIA, INC.

     Amortization expense amounted to approximately $0.9 million, $1.3 million and $4.6 million for the years ended December 31, 1996, 1997 and 1998, respectively.

     When conditions warrant, the Company reviews the carrying value of its intangible assets and property and equipment to determine whether an impairment may exist. The Company considers relevant cash flow, estimated future operating trends and other available information in assessing whether the carrying value of these assets can be recovered. In December 1998, the Company wrote down the carrying value of various intangible assets by $1.0 million, determined using the expected future cash flows generated from, and market value of, the various ventures.

DEFERRED FINANCING COSTS

     Costs incurred in obtaining long-term financing are included in other intangible assets in the accompanying balance sheet and are amortized over the terms of the related debt agreements; such amortization is reflected as amortization expense in the consolidated statements of income.

REVENUE RECOGNITION

     Advertising revenues from the Company's trade magazines are recognized in the month the publications are mailed. Revenues from trade shows and conferences are recognized in the month the events are held. Licensing revenues are recognized on a straight-line basis over the term of the license agreements.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion costs are expensed primarily as incurred. These costs amounted to $9.3 million, $8.4 million and $12.4 million in 1996, 1997 and 1998, respectively.

INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires an asset and liability approach, which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     For periods prior to and including the date of the spinoff (see Note 2), the results of the Company were included in Pittway Corporation's consolidated United States federal income tax returns. The provision for income taxes included in the consolidated statements of income represented an allocated share of Pittway's tax expense. The allocated share approximated the tax expense that would have been incurred on a separate return basis. The liability for income taxes payable at December 31, 1997, was recorded by Pittway.

     Pursuant to the Combination Agreement (see Note 2), the Company is required to indemnify Pittway for any additional federal, state, local and foreign income tax liabilities with respect to all periods prior to and including the date of the spinoff. All consolidated federal income tax returns of Pittway have been audited by the Internal Revenue Service through 1995.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               PENTON MEDIA, INC.

TRANSLATION OF FOREIGN CURRENCIES

     The functional currency of the Company's foreign operations is the local currency. Accordingly, assets and liabilities of foreign operations are translated to United States dollars at the rates of exchange in effect on the balance sheet at December 31, 1998; income and expense are translated at the average rates of exchange prevailing during the year. There were no transaction gains or losses in 1997 and 1998.

NET INCOME PER SHARE

     The weighted average number of common shares outstanding is adjusted for common stock equivalents when they are dilutive.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform to the 1998 presentation.

CHANGE IN ACCOUNTING ESTIMATE

     Effective October 1, 1998, the Company changed its estimated useful life on goodwill associated with trade show acquisitions from 40 to 20 years. The change decreased 1998 net income by $0.3 million, or $0.01 per share. The estimated effect of the change on future years will be to decrease income by $1.2 million. The change was made to better reflect the estimated useful life of goodwill and to be consistent with prevalent industry practice.

NEW ACCOUNTING STANDARDS

     The Company does not believe any recently issued accounting standards will have a material impact on its financial condition or results of operations.

NOTE 2 -- SPINOFF FROM PITTWAY AND SUBSEQUENT ACQUISITION

     Prior to August 7, 1998, Penton was a wholly owned subsidiary of Pittway Corporation. On August 7, 1998, Pittway distributed 100% of the Company's common stock on a share-for-share basis to holders of Pittway stock.

     Immediately after the spinoff, the Company entered into an agreement (the "Combination Agreement") and completed the acquisition of Donohue/Meehan Publishing Company ("DM Publishing"). DM Publishing was acquired for $7.0 million in cash, 6.767% (1,541,638 shares) of the Company's stock to be outstanding immediately after the acquisition and up to an additional $4.0 million in cash based on DM Publishing's pre-tax income for the years 1998 and 1999, of which $2.0 million was earned in 1999. The Company also has agreed to make a contingent cash payment to the extent, if any, that the shares issued in the acquisition have an average aggregate market value of less than $29.0 million during either of two 30-day periods in the year 2000. The contingent payment is subject to certain limitations as to any of such shares sold prior to the payment. A portion of the contingent payment may be made with common stock rather than cash under certain conditions.

     The transaction was accounted for as a purchase and, accordingly, the operating results of DM Publishing have been included in the Company's consolidated financial statements since the date of acquisition. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $32.4 million is being amortized over 40 years.

NOTE 3 -- ACQUISITIONS AND DISPOSITIONS

     In addition to the acquisition of DM Publishing, the Company, pursuant to an Agreement and Plan of Merger, completed its cash tender offer for all of the outstanding shares of Mecklermedia Corporation

                               PENTON MEDIA, INC.

("Mecklermedia") on November 24, 1998. In connection with the acquisition, each Mecklermedia shareholder received $29.00 in cash for each share of common stock owned. The total value of the transaction was $273.8 million, and it was funded with the net proceeds available from the credit agreement dated November 24, 1998 (see Note 6). The transaction was accounted for as a purchase and, accordingly, the operating results of Mecklermedia have been included in the Company's consolidated financial statements since the date of acquisition. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $242.5 million is being amortized over 20 years.

     During 1997, the Company acquired one foreign and two domestic trade show companies for $45.6 million in cash and $2.5 million of notes payable to the sellers. The acquisitions also include future contingent payments up to $13.5 million tied to future earnings of the acquired companies through the year 2000, of which $0.7 million and $2.4 million were earned in 1997 and 1998, respectively.

     In 1997, the Company also sold one publication for $1.0 million and the assumption of certain liabilities.

     All the aforementioned acquisitions were accounted for as purchase transactions. These operations have been included in the consolidated financial statements from their respective dates of acquisition or to the dates of disposition.

     The following unaudited supplemental pro forma information is presented to reflect the effects of the issuance of common stock pursuant to the spinoff from Pittway and the DM Publishing acquisition, the Mecklermedia acquisition, and the 1997 acquisitions and dispositions, as if all such transactions had occurred on January 1, 1997.

     The pro forma financial information is presented for informational purposes only, and may not be indicative of what actual results of operations would have been had the acquisitions occurred as indicated; nor does it purport to represent the results of the operations for future periods. (Dollars in thousands.)

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                                1997        1998
                                                              --------    --------
                                                                  (UNAUDITED)
Pro forma revenues..........................................  $276,671    $303,834
Pro forma operating income..................................    15,591      32,540
Pro forma net income applicable to common shareholders......    (3,288)        108
Pro forma net income applicable to common shareholders:
     Basic and diluted......................................  $  (0.15)   $   0.00
                                                              ========    ========

NOTE 4 -- INVENTORIES

     The LIFO reserve balances of $0.5 million and $0.4 million at December 31, 1997, and 1998, respectively, represent the excess of current replacement cost over the LIFO value of inventory, which consists principally of raw materials.

NOTE 5 -- EQUITY INVESTMENTS IN JOINT VENTURES

     Penton, in November 1998, entered into a joint venture agreement with Alan
M. Meckler, Mecklermedia's founder, with respect to the limited liability company internet.com. Internet.com is a network of Web sites that provides news, analysis and information resources for Internet professionals. Penton sold an 80.1% equity interest in internet.com to Mr. Meckler for $18.0 million, retaining 19.9% of the equity and warrants to acquire up to a 29.9% interest. At December 31, 1998, the Company's investment in internet.com was $4.5 million. Internet.com and Penton also entered into various agreements relating to the exchange of services between the two companies.

                               PENTON MEDIA, INC.

NOTE 6 -- DEBT

CREDIT AGREEMENT

     On November 24, 1998, the Company entered into a credit agreement with several banks under which it may borrow up to $325.0 million. The agreement provides for a revolving loan facility of up to $25.0 million, a long-term loan of $175.0 million (Term A Loan) and a long-term loan of $125.0 million (Term B
Loan). The proceeds of the new facility were used to repay the Company's debt outstanding under a $75.0 million revolving credit facility obtained at the spinoff date and to purchase Mecklermedia.

     The credit facility is collateralized by receivables, inventories, equipment and certain real and personal property. Under the terms of the agreement, the Company is required to maintain certain financial ratios and other financial conditions. The agreement also prohibits the Company from incurring certain additional indebtedness; limits certain investments, advances or loans; and restricts substantial asset sales, capital expenditures and cash dividends. At December 31, 1998, the Company was in compliance with all loan covenants.

     The revolving loan facility includes a revolving loan and a swing loan. The revolving loan requires payment of interest (only) at a Base Rate (determined as the higher of the Prime Rate or the Federal Funds Effective Rate plus 1/2 of 1%) or an Adjusted Eurodollar Rate, at the Company's option, plus a rate margin ranging from 1.25% to 3.0% based on the Company's consolidated leverage ratio, as defined. At December 31, 1998, the rate on the revolving loan was 9.5%.

     The swing loan, which permits borrowings up to $5.0 million, requires payment of interest (only) at the Base Rate plus a Base Rate margin ranging from 1.25% to 2.00% based on the Company's consolidated leverage ratio, as defined, less the applicable commitment fee percentage per annum. At December 31, 1998, no amounts were drawn on the swing loan facility.

     The Company has agreed to pay a commitment fee of 0.50% on the unused portion of the revolving loan facility commitment. At December 31, 1998, $19 million was available under the facility.

     The Term A Loan bears interest at the Base Rate or at an Adjusted Eurodollar Rate, at the Company's option, plus a rate margin ranging from 1.25% to 3.0% based on the Company's consolidated leverage ratio, as defined. Interest is payable monthly; at December 31, 1998, the rate in effect was 7.79%. The loan, which requires quarterly principal payments of $2.5 million starting in March 1999, will mature on June 30, 2005. At December 31, 1998, $175.0 million was outstanding under the Term A Loan.

     The Term B Loan bears interest at the Base Rate plus 2.5% or at the Adjusted Eurodollar Rate plus 3.5%, at the Company's option. Interest is payable monthly; at December 31, 1998, the rate in effect was 8.54%. The loan, which requires quarterly principal payments of $0.3 million starting on March 31, 1999, and a balloon payment at maturity, will mature on May 31, 2005. At December 31, 1998, $125.0 million was outstanding under the Term B Loan.

     As of December 31, 1998, the scheduled principal payments of the Term A Loan and Term B Loan for the next five years and thereafter are as follows (in thousands):

                      YEAR                           AMOUNT
                      ----                          --------
1999............................................    $ 11,250
2000............................................      11,250
2001............................................      21,250
2002............................................      26,250
2003............................................      31,250
Thereafter......................................     198,750
                                                    --------
                                                    $300,000
                                                    ========

                               PENTON MEDIA, INC.

     The credit agreement requires the Company to hedge not less than 50% of the Term A Loan outstanding with a fixed interest rate agreement for a term of not less than two years.

NOTE PAYABLE

     The short-term note payable at December 31, 1998, of $1.0 million represented foreign indebtedness, was denominated in British pounds and bore interest at the Company's foreign borrowing rate (8.2% at December 31, 1998). The note, plus accrued interest, was paid off in early January 1999.

     The Company's short-term notes payable at December 31, 1997, included $29.2 million of foreign indebtedness denominated in British pounds and bearing interest at 8.1%, and $5.0 million of domestic indebtedness at 6%. Concurrent with the spinoff from Pittway, $27.8 million of foreign debt, including accrued interest and the $5.0 million domestic debt, was refinanced with the $75.0 million revolving credit facility.

     There are no compensating balance or commitment fee requirements associated with these short-term borrowings.

NOTE 7 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of accounts and notes receivable, accounts payable, accrued expenses and notes payable approximates fair value because of the short maturity of these instruments.

     The carrying amount of the Company's borrowing under its senior debt facility and revolving credit facility approximates fair value because such borrowings are at variable rates. The Company may, from time to time, enter into interest rate hedge agreements to manage interest costs and risks associated with changing interest rates.

NOTE 8 -- INCOME TAXES

        SOURCE OF INCOME (LOSS) BEFORE TAX EXPENSE:             1996       1997       1998
        -------------------------------------------           --------    -------    -------
                                                                      (IN THOUSANDS)
United States domestic......................................  $ 18,482    $25,759    $19,864
Foreign.....................................................        --       (253)       269
                                                              --------    -------    -------
                                                              $ 18,482    $25,506    $20,133
                                                              ========    =======    =======

                PROVISION FOR INCOME TAXES:                    1996      1997       1998
                ---------------------------                   ------    -------    -------
Current -
  Federal...................................................  $5,541    $ 8,124    $11,214
  State and local...........................................   1,192      1,630      2,389
  Foreign...................................................      --         --        733
                                                              ------    -------    -------
                                                               6,733      9,754     14,336
                                                              ------    -------    -------
Deferred -
  Federal...................................................     711        851     (4,348)
  State and local...........................................      82         98       (816)
  Foreign...................................................      --        (71)        71
                                                              ------    -------    -------
                                                                 793        878     (5,093)
                                                              ------    -------    -------
                                                              $7,526    $10,632    $ 9,243
                                                              ======    =======    =======

                               PENTON MEDIA, INC.

     The difference between the actual income tax provision and the tax provision computed by applying the statutory federal income tax rate of 35% to income before income taxes is as follows:

                                                               1996      1997       1998
                                                              ------    -------    ------
Income tax at statutory rate................................  $6,469    $ 8,927    $7,047
Tax effect of:
  State income taxes, net of federal benefit................     818      1,123     1,023
  Non-deductible expenses, principally goodwill
     amortization...........................................     513        582     1,173
  Other items, net..........................................    (274)        --        --
                                                              ------    -------    ------
Actual income tax provision.................................  $7,526    $10,632    $9,243
                                                              ======    =======    ======
Effective income tax rate...................................    40.7%      41.7%     45.9%
                                                              ======    =======    ======

     The components of deferred tax assets and liabilities at December 31, 1997, and 1998 follows:

                                                                1997       1998
                                                              --------    -------
Deferred tax assets -
  Deferred pension credits..................................  $  7,651    $ 7,087
  Accrued vacation..........................................     1,159      1,335
  Bad debts.................................................       805      2,541
  Reserves recorded for financial reporting purposes........       826      1,735
  Inventory capitalization..................................        29        164
  Other.....................................................       252        379
                                                              --------    -------
          Total deferred tax assets.........................    10,722     13,241
                                                              --------    -------
Deferred tax liabilities -
  Depreciation..............................................    (3,640)    (3,312)
  Amortization..............................................      (164)    (9,249)
  Trade show expenses.......................................                 (196)
                                                              --------    -------
          Total deferred tax liabilities....................    (3,804)   (12,757)
                                                              --------    -------
Net deferred tax asset......................................  $  6,918    $   484
                                                              ========    =======

     These balances are allocated between "Current assets" and "Other assets" or "Long-term liabilities" in the accompanying balance sheet.

NOTE 9 -- RETIREMENT PLAN

     The Company has various non-contributory retirement plans covering substantially all current and former domestic employees. Retirement benefits for employees in foreign countries are generally provided by national statutory programs. Benefits for domestic employees are based on years of service and annual compensation as defined by each plan. All employees received credit for their years of service in the Pittway plan. Prior to 1995, Pittway allocated net pension plan income credits to the Company based upon the assets of a previously separate Company plan, which was merged into the Pittway plan in 1991. At the time the plans were merged, the amount of the Company's plan assets exceeded its projected benefit obligation and, by 1995, such excess ("Funding Excess") had increased and had become substantially disproportionate to the Funding Excess for the remainder of the Pittway plan. As a result, for the years 1996 and 1997, Pittway limited the allocation of net pension income credits to the Company to $1.5 million per year.

     As provided in the Combination Agreement, Pittway transferred $45.0 million of its plan assets ("Allocated Assets"), including approximately $10.5 million of Funding Excess as of December 31, 1997, to the new Penton

                               PENTON MEDIA, INC.

plan. The amount of Allocated Assets was determined by Pittway as the estimated proportion of total Pittway plan assets that would result in the elimination of the Funding Excess for the Company in the same future year as such elimination for the remainder of the Pittway plan based on historical rates of service cost increases and return on plan assets.

     The "Net deferred pension credits" in the consolidated balance sheet at December 31, 1997, includes deferred investment gains of $29.5 million, which Pittway allocated to the Company on a basis consistent with the above-mentioned limitation on previous net pension plan income credits.

     The reconciliation of the funded status of the Company's portion of the plan follows (in thousands):

                                                                1997        1998
                                                              --------    --------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation, January 1.............................  $ 32,150    $ 34,539
     Service cost...........................................     1,767       1,684
     Interest cost..........................................     2,226       2,488
     Benefits paid..........................................    (2,273)     (3,944)
     Actuarial loss.........................................       669       7,603
                                                              --------    --------
  Benefit obligation, December 31...........................  $ 34,539    $ 42,370
                                                              ========    ========

CHANGE IN PLAN ASSETS
  Fair value of plan assets, January 1......................  $ 39,473    $ 45,000
     Actual return on plan assets...........................     7,800      (3,256)
     Benefits paid..........................................    (2,273)     (3,944)
                                                              --------    --------
  Fair value of plan assets, December 31....................  $ 45,000    $ 37,800
                                                              ========    ========

FUNDED STATUS OF THE PLAN
  Projected benefit obligation (in excess of) less than fair
     value of assets as of December 31......................  $ 10,461    $ (4,570)
  Unrecognized actuarial (gain) loss........................   (29,500)    (13,368)
  Unrecognized prior service cost...........................     1,969       1,612
  Unamortized net transition asset..........................    (2,522)     (1,681)
                                                              --------    --------
  Net deferred pension credits..............................  $(19,592)   $(18,007)
                                                              ========    ========
AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL POSITION
  Prepaid benefit cost......................................  $     --    $     --
  Accrued benefit liability.................................   (19,592)    (18,007)
  Additional minimum liability..............................        --          --
  Intangible assets.........................................        --          --
  Accumulated other comprehensive income....................        --          --
                                                              --------    --------
  Net amount recognized at end of year......................  $(19,592)   $(18,007)
                                                              ========    ========
ASSUMPTIONS AS OF DECEMBER 31
  Discount rate.............................................         7%          7%
  Expected return on plan assets............................         7%          9%
  Weighted-average salary increase rate.....................         5%          5%

                               PENTON MEDIA, INC.

COMPONENTS OF NET PERIODIC PENSION COST

                                                               1996       1997       1998
                                                              -------    -------    -------
Net periodic cost Service cost..............................  $ 1,672    $ 1,767    $ 1,684
  Interest cost.............................................    2,173      2,226      2,488
  Expected return on assets.................................   (2,555)    (2,684)    (3,065)
  Amortization of:
     Transition asset.......................................     (841)      (841)      (841)
     Prior service cost.....................................      357        357        357
     Actuarial (gain) loss..................................   (2,306)    (2,325)    (2,207)
                                                              -------    -------    -------
Net pension income..........................................  $(1,500)   $(1,500)   $(1,584)
                                                              =======    =======    =======
ASSUMPTIONS
  Discount rate.............................................        7%         7%         7%
  Expected return on plan assets............................        7%         7%         7%
  Weighted-average salary increase rate.....................        5%         5%         5%

NOTE 10 -- BENEFIT PLANS

STOCK OPTION AND OTHER EQUITY-BASED PLANS

     Effective August 1998, the Company established a stock option plan under which the Company may issue qualified incentive stock options to key employees, including officers, up to an aggregate of 2,500,000 shares of common stock. Awards may be issued in the form of options to purchase shares of common stock, stock appreciation rights ("SARs"), restricted shares, deferred shares, performance shares and performance units. In 1998, 700,452 shares were granted under the Equity and Incentive Plan, of which 686,055 were stock options and 14,397 were deferred shares. Options granted under the plan generally become exercisable in the year after the date of grant as to one-third of the optioned shares, with the remaining options being exercisable over the following two-year period. Included in the stock options issued during 1998 are 47,655 non-qualified shares, which represent the conversion of the Chief Executive Officer's non-qualified Pittway options for an equal value of Penton options. These options vest 50% in 1999 and 50% in 2000. As of December 31, 1998, no shares were exercisable. The option price of all options granted was $16.23.

     As noted above, 14,397 deferred shares were issued in 1998. These shares become vested between one and three years. The Board of Directors of the Company may authorize the payment of dividend equivalents on such shares on a current, deferred or contingent basis, either in cash or additional shares of common stock. At December 31, 1998, no such authorization had been made.

     In addition to the stock option plan described above, the Company granted options for a total of 69,000 shares to its directors who are not employees of the Company. Such options were granted at the fair market value on the date of grant. Options with respect to 13,000 shares were exercisable immediately after grant, and options with respect to the remaining 56,000 shares become exercisable one year after the date of grant as to one-fourth of the 56,000 shares, with the remaining options being exercisable over the following three-year period. The option price at the date of grant was $16.23.

                               PENTON MEDIA, INC.

     The following table reflects the stock option activity described above (in thousands):

                                                              NUMBER OF OPTIONS
                                                       --------------------------------
                                                       EMPLOYEES    DIRECTORS    PRICE
                                                       ---------    ---------    ------
Balance, December 31, 1997...........................      --          --            --
Granted..............................................     686          69        $16.23
Exercised............................................      --          --            --
Canceled.............................................      (5)         --        $16.23
                                                          ---          --
Balance, December 31, 1998...........................     681          69
                                                          ===          ==

     The following table summarizes information about stock options at December 31, 1998 (in thousands).

                                      OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                           ------------------------------------------    ------------------------
                                              WEIGHTED-
                                               AVERAGE      WEIGHTED-                   WEIGHTED-
                                              REMAINING      AVERAGE                     AVERAGE
                              OPTIONS        CONTRACTUAL    EXERCISE       OPTIONS      EXERCISE
     EXERCISE PRICE         OUTSTANDING         LIFE          PRICE      EXERCISABLE      PRICE
     --------------        --------------    -----------    ---------    -----------    ---------
$16.23...................       750           9.9 years      $16.23          13          $16.23
                                ===           =========      ======          ==          ======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following assumptions used for grants in 1998: risk-free interest rate of 5.4%; expected lives ranging from 8.0 to 10.0 years; expected dividend rate of 0.3%; and expected volatility of 70.6%.

     The Company applies Accounting Principles Board Opinion No. 25 in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for its stock option plans. If compensation expense had been determined in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," net income would have been reduced by $0.9 million in 1998 and basic and diluted earnings per share would have been reduced by $0.04.

401(k) PLAN

     Effective September 1, 1998, the Company adopted a 401(k) defined contribution plan ("Plan") covering substantially all of the officers and employees of the Company. The Combination Agreement provided for a transfer of assets and liabilities attributable to Penton employees in the Pittway 401(k) plan to be transferred to this Plan. The Plan permits participants to defer up to a maximum of 15% of their compensation. The Company will match 50% of an employee's contributions up to a maximum of 6% of an employee's annual compensation. The employees' contribution and the Company's matching contribution vest immediately. The Company's contribution to the Plan for the year ended December 31, 1998, was $0.4 million. The 401(k) plan was fully funded at December 31, 1998.

SERP

     Two executive officers participate in the Company's supplemental executive retirement plan, which is not tax-qualified. At December 31, 1998, the estimated annual benefit payable under the plan upon retirement at age 65 was $0.1 million for both participants, assuming a life expectancy of 80 years and a discount rate of 7%. At December 31, 1998, $0.03 million was accrued related to this future obligation, and $0.02 million of expense was recognized in 1998, representing service costs and interest.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

     The Company leases certain office space and equipment under non-cancelable operating leases. Some of the leases contain renewal options and certain equipment leases include options to purchase during or at the end of

                               PENTON MEDIA, INC.

the lease term. The following is a schedule of approximate future annual minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1998 (in thousands).

                    FISCAL YEAR                         AMOUNT
                    -----------                         -------
1999................................................    $ 7,696
2000................................................      3,899
2001................................................      1,654
2002................................................        809
2003................................................        286
                                                        -------
  Total.............................................    $14,344
                                                        =======

     For the years ended December 31, 1996, 1997 and 1998, the total rent expense (including taxes, insurance and maintenance when included in the rent) incurred by the Company was approximately $6.3 million, $6.6 million and $6.5 million, respectively.

     The Company has employment agreements with six key employees for terms of two years, and the ability to extend for additional one-year periods.

     In connection with the acquisition of Mecklermedia, a lawsuit was brought against the Company by a former shareholder of Mecklermedia for an unspecified amount, as well as other relief. The plaintiff is claiming that the Company violated the federal securities laws by selling Mr. Meckler an 80.1% interest in Internet.com for what the plaintiff alleges was a below-market price, thereby giving to Mr. Meckler more consideration for his common stock in Mecklermedia than was paid to the other stockholders of Mecklermedia. The Company believes that the allegations are without merit and has filed a motion to dismiss the lawsuit, which is pending.

     The Company in the normal course of business is subject to a number of lawsuits and claims, both actual and potential in nature. While management believes that resolution of existing claims and lawsuits will not have a material adverse effect on the Company's financial statements, management is unable to estimate the magnitude of financial impact of claims and lawsuits that may be filed in the future.

NOTE 12 -- RELATED PARTY TRANSACTIONS

     The Combination Agreement provides for Pittway to assist Penton in preparing its tax returns for 1998 and to assist in other tax matters for fees to be negotiated.

     Included in the consolidated statements of income is an allocation of corporate expenses related to services provided for the Company by Pittway. This allocation was based on an estimate of the incremental corporate expenses related to the Company's operations for the periods presented and, in the opinion of management, has been made on a reasonable basis. However, the allocation is not necessarily indicative of the level of expenses that might have been incurred had the Company been a separate company. The aggregate allocated costs totaled $0.3 million, $0.4 million and $0.3 million for the years ended 1996, 1997 and 1998, respectively. The Company's employees also participated in Pittway's pension plan (see Note 9). Certain of the Company's employees participated in Pittway's 1990 Stock Awards Plan, for which Pittway has allocated costs to the Company totaling $1.1 million, $1.0 million and $1.2 million in 1996, 1997 and 1998, respectively.

     Other transactions between the Company and Pittway, consisting principally of taxes and other reimbursable expenses paid by Pittway, have been reflected in the historical financial statements as though on a stand-alone basis, except that no interest income or expense has been allocated on intercompany balances.

     Pittway utilized a centralized cash management system. Under this system, cash generated by Penton in excess of its cash requirements (including cash requirements for Penton's income taxes and other reimbursable expenses paid by Pittway) was transferred to Pittway and reflected as "Due from parent company" in the balance

                               PENTON MEDIA, INC.

sheet. This account was reduced by dividends declared by the Company. In August 1998, a final non-cash dividend of $12.2 million was made to Pittway to settle the "Due from parent company" account.

NOTE 13 -- CAPITAL STOCK

     Pursuant to the spinoff (see Note 2), the Company amended its certificate of incorporation on June 4, 1998, to authorize capital stock consisting of 60 million shares of common stock, par value $0.01 per share, and 2 million shares of preferred stock, par value $0.01 per share. Immediately thereafter, the Company recapitalized the 1,000 shares of $1 par value common stock outstanding into 21,240,000 shares of common stock. An amount of $211 was transferred from capital in excess of par value to common stock. The financial statements and related notes have been restated to reflect this recapitalization retroactively.

     In connection with the DM Publishing acquisition (see Note 2), 1,541,638 shares were issued as partial consideration.

NOTE 14 -- EARNINGS PER SHARE

     Effective December 31, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which requires the replacement of primary and fully diluted earnings per share with basic and diluted earnings per share, respectively. SFAS 128 also requires restatement of previously reported earnings per share information for certain periods presented in the accompanying statement of income to ensure consistency with currently reported amounts.

     Computations of basic and diluted earnings per share for the years ended December 31, 1996, 1997 and 1998 are shown in Table 1.

     Options to purchase 750,055 shares of common stock at $16.23 per share were outstanding at December 31, 1998, but were not included in the computation of diluted earnings per share because the average market value of the options was below the exercise price.

                                                                 YEAR ENDED DECEMBER 31, 1996
                                                           -----------------------------------------
                                                             INCOME          SHARES        PER SHARE
    TABLE 1 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)       (NUMERATOR)    (DENOMINATOR)     AMOUNT
    ------------------------------------------------       -----------    -------------    ---------
Basic earnings per share
  Net income available to common stockholders............    $10,956         21,240          $0.52
  Effect of dilutive securities:
     Stock options and warrants..........................         --             --
                                                             -------         ------          -----
Diluted earnings per share
  Net income available to common stockholders............    $10,956         21,240          $0.52
                                                             =======         ======          =====

                                                                 YEAR ENDED DECEMBER 31, 1997
                                                           -----------------------------------------
                                                             INCOME          SHARES        PER SHARE
                                                           (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                           -----------    -------------    ---------
Basic earnings per share
  Net income available to common stockholders............    $14,874         21,240          $0.70
  Effect of dilutive securities:
     Stock options and warrants..........................         --             --
                                                             -------         ------          -----
Diluted earnings per share
  Net income available to common stockholders............    $14,874         21,240          $0.70
                                                             =======         ======          =====

                               PENTON MEDIA, INC.

                                                                 YEAR ENDED DECEMBER 31, 1998
                                                           -----------------------------------------
                                                             INCOME          SHARES        PER SHARE
                                                           (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                           -----------    -------------    ---------
Basic earnings per share
  Net income available to common stockholders............    $10,890         21,882          $0.50
  Effect of dilutive securities:
     Stock options and warrants..........................         --             --
                                                             -------         ------          -----
Diluted earnings per share
  Net income available to common stockholders............    $10,890         21,882          $0.50
                                                             =======         ======          =====

NOTE 15 -- SEGMENT INFORMATION

     As indicated in Table 2 below, the Company has three reportable segments:
Media Services, Printing and Direct Mail. The segments are based on the Company's internal organization and are managed separately due to inherent differences in the nature of these businesses. Within the Media Services segment, operating segments serving differing industries were combined due to the similarity of their economic characteristics and other factors.

     The Media Services segment serves specific industries and broad markets with integrated product offerings including trade magazines, trade shows and conferences, directories, direct mail lists and a variety of other products and services. Revenues of this segment are generated primarily from magazine advertising and trade show booth rentals. The Printing segment prints magazines, catalogs, brochures and direct mail pieces for the Media Services segment and outside commercial customers. The Direct Mail segment serves primarily the pharmaceutical and business services markets with the ability to design, produce, print and mail direct mail marketing campaigns. The $1.0 million impairment charge relates principally to this segment.

     Intersegment revenues are made at approximate arm's-length prices. The Company evaluates performance based on operating income. Segment assets are those assets that are specifically identified with the reportable segments in which operations are conducted. Non-current assets at December 31, 1997, and 1998 included $30.0 million and $31.7 million, respectively, identified with operations in the United Kingdom, substantially all of which are intangible assets, with the remaining assets identified with domestic operations. Non-current assets at December 31, 1996, were domestic. Export sales were not material and no single customer accounted for 10% or more of sales.

                               PENTON MEDIA, INC.

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                  TABLE 2 (IN THOUSANDS)                       1996        1997        1998
                  ----------------------                     --------    --------    --------
Total segment revenues:
  Media Services...........................................  $166,631    $181,109    $207,682
  Printing.................................................    37,933      39,092      39,883
  Direct Mail..............................................    13,173      13,370      13,779
                                                             --------    --------    --------
                                                              217,737     233,571     261,344
Less intersegment revenues:
  Printing.................................................    29,064      28,566      28,226
  Direct Mail..............................................       116          74          --
                                                             --------    --------    --------
                                                             $188,557    $204,931    $233,118
                                                             ========    ========    ========
Operating income:
  Media Services...........................................  $ 17,681    $ 24,854    $ 26,217
  Printing.................................................     1,270       1,534         820
  Direct Mail..............................................      (452)     (1,091)       (318)
                                                             --------    --------    --------
                                                             $ 18,499    $ 25,297    $ 26,719
                                                             ========    ========    ========
Depreciation and amortization:
  Media Services...........................................  $  3,335    $  3,903    $  7,792
  Printing.................................................     2,145       2,229       2,324
  Direct Mail..............................................       431         419         604
                                                             --------    --------    --------
                                                             $  5,911    $  6,551    $ 10,720
                                                             ========    ========    ========
Total assets:
  Media Services...........................................  $ 79,652    $130,123    $455,944
  Printing.................................................    18,681      17,823      16,373
  Direct Mail..............................................    10,466       8,480       6,984
                                                             --------    --------    --------
                                                             $108,799    $156,426    $479,301
                                                             ========    ========    ========
Capital expenditures:
  Media Services...........................................  $  3,339    $  3,741    $  3,996
  Printing.................................................       948       1,406       1,396
  Direct Mail..............................................       535         303         383
                                                             --------    --------    --------
                                                             $  4,822    $  5,450    $  5,775
                                                             ========    ========    ========

NOTE 16 -- SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES

     In connection with the DM Publishing acquisition, 1,541,638 shares of common stock were issued as consideration for the acquisition.

     In August 1998, a final non-cash dividend of $12.2 million was made to Pittway to settle the "Due from parent company" account.

     The foregoing transactions did not provide or use cash and, accordingly, are not reflected in the statement of cash flows.

NOTE 17 -- QUARTERLY RESULTS (UNAUDITED)

     Quarterly results of operations for the years ended December 31, 1997, and 1998 are as follows (in thousands, except per share amounts):

                               PENTON MEDIA, INC.

                                                      1997 QUARTERS
                                         ----------------------------------------     TOTAL
                                          FIRST     SECOND      THIRD     FOURTH     FOR YEAR
                                         -------    -------    -------    -------    --------
Revenues...............................  $48,666    $54,054    $50,729    $51,482    $204,931
Operating income.......................    4,857     8,545       5,708     6,187       25,297
Net income.............................    2,718     4,875       3,218     4,063(b)    14,874
Basic and diluted net income per
  share................................      .13       .23         .15       .19          .70

                                                      1998 QUARTERS
                                         ----------------------------------------     TOTAL
                                          FIRST     SECOND      THIRD     FOURTH     FOR YEAR
                                         -------    -------    -------    -------    --------
Revenues...............................  $52,485    $59,186    $52,800    $68,647    $233,118
Operating income.......................    4,665     6,909       4,739    10,406       26,719
Net income.............................    2,340     3,681       2,248     2,621(a)    10,890
Basic and diluted net income per
  share................................      .11       .17         .10       .12          .50

---------------

(a) Includes $0.6 million after-tax writedown, or $0.03 per share, on impairment of assets.
(b) Includes $0.6 million after-tax gain, or $0.03 per share, on sale of a magazine.

                       [GRAPHIC FROM FLOOR OF TRADE SHOW]




OUR INDUSTRIES

The ten industries we serve with a sample of our products are set forth below.

                                                   TRADE SHOWS
      INDUSTRY             PUBLICATIONS           & CONFERENCES            WEB SITES
------------------------------------------------------------------------------------------
 1. Internet            Internet World         Internet World         iw.com
                        Boardwatch             ISPCON                 boardwatch.com

                        Machine Design         A/E/C SYSTEMS          machinedesign.com
 2. Design/Engineering  Computer-Aided         IMET                   pdem.net
                         Engineering

 3. Electronics         Electronic Design      Wireless Symposium/    elecdesign.com
                        EE Product News         Portable by Design    eepn.com
                        Microwaves & RF                               wirelessportable.com

 4. Manufacturing       American Machinist     Computers in           cimshow.co.uk
                        New Equipment Digest    Manufacturing         newequipment.com

 5. Food/Retail/        Restaurant             Kids Marketing         lhonline.com
    Hospitality         Hospitality             Conference
                        Modern Baking

 6. Management          Industry Week          IW's Best Plants       industryweek.com
                        IW Growing Companies    Conferences           iwgc.com

 7. Supply              Transportation &       Supply Chain Expo      atwonline.com
    Chain/Aviation       Distribution                                 mhesource.com
                        Air Transport World

 8. Government/         Government Product     Champions of Safety    gpn-online.com
    Compliance           News                  Conference             ohinteractive.com
                        Occupational Hazards

 9. Mechanical          Contracting Business   HVAC Comfortech Show   contractingbusiness.com
    Systems/                                   Computers for          hpac.com
    Construction                                Contractors

 10. Leisure                                   International Leisure
                                               Industry Week


                                 [LOGO] Penton
                                  Smart Media.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

May 7, 1999

                               PENTON MEDIA, INC.
                                 [PENTON LOGO]

                        6,500,000 SHARES OF COMMON STOCK

                        --------------------------------
                                   PROSPECTUS
                        --------------------------------

                          Joint Book-Running Managers

DONALDSON, LUFKIN & JENRETTE                                SALOMON SMITH BARNEY

                            ------------------------

BEAR, STEARNS & CO. INC.                                     MERRILL LYNCH & CO.

                            ------------------------

                                 DLJDIRECT INC.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell those securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus or any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

--------------------------------------------------------------------------------